                                                                     EXHIBIT 4.1



                     AMENDED AND RESTATED REVOLVING CREDIT
                            AND TERM LOAN AGREEMENT


                            dated as of May 27, 1994


                                     among


                                   XTRA, INC.

                                      and

                       THE FIRST NATIONAL BANK OF BOSTON

                         THE BANK OF CALIFORNIA, N. A.

                              ABN AMRO BANK N. V.

                         NATIONAL WESTMINSTER BANK USA

                       THE FIRST NATIONAL BANK OF BOSTON,
                                    as Agent

BOS-

                               TABLE OF CONTENTS
                                                                                       Page
                                                                                       ----
Section 1.    DEFINITIONS                                                                1

Section 2.    THE REVOLVING CREDIT LOANS                                                14
              2.1.   Commitment to Make Revolving Credit Loans                          14
              2.2.   Making the Revolving Credit Loans                                  14
              2.3.   Promissory Notes                                                   14
              2.4.   Funding of Revolving Credit Loans                                  14

Section 3.    TERM LOANS                                                                15
              3.1.   Term Conversion Date; Term Loans                                   15

Section 4.    CONVERSION, INTEREST, PAYMENTS AND COSTS                                  16
              4.1.   Conversion of Loans                                                16
              4.2.   Interest                                                           16
              4.3.   Overdue Principal and Interest                                     17
              4.4.   Interest Period Selection; Alternative Interest Rates              17
              4.5.   Illegality or Impossibility                                        18
              4.6.   Indemnification                                                    18
              4.7.   Prepayments                                                        19
              4.8.   Payments and Computations                                          20
              4.9.   Payments to be Free of Deductions                                  21
              4.10.  Taxes                                                              21
              4.11.  Additional Amounts Payable on Account of Credit
                        Facilities                                                      22
              4.12.  Additional Costs and Expenses; Reserve Requirements                23
              4.13.  Failure to Make Funds Available                                    24
              4.14.  Prepayment of Eurodollar Loans                                     24
              4.15.  Interest Limitation                                                25
              4.16.  Extension Periods                                                  25

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                          -3-
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
Section 5.    FEES; REDUCTION OF TOTAL COMMITMENT                                       26

              5.1.   Reduction and Termination of Commitment by the
                        Company                                                         26
              5.2    Non-Use Fee                                                        26

Section 6.    EFFECTIVE DATE; CONDITIONS TO EFFECTIVENESS                               27

              6.1.   Documentation                                                      27
              6.2.   Representations and Warranties                                     27
              6.3.   Performance; No Default                                            27
              6.4.   Corporate Action                                                   27
              6.5.   Proceedings and Documents                                          28
              6.6.   Other Consents and Approvals                                       28
              6.7.   Guaranty                                                           28
              6.8.   Fee Letter Agreement                                               28
              6.9.   Other Fees; Competitive Bid Advances                               28

Section 7.    CONDITIONS OF BORROWINGS                                                  29

              7.1.   Representations and Warranties                                     29
              7.2.   Performance; No Default                                            29
              7.3    Notice of Borrowing                                                29

Section 8.    REPRESENTATIONS AND WARRANTIES                                            29

              8.1.   Corporate Existence and Good Standing                              29
              8.2.   Corporate Power; Consents; Absence of Conflict with
                        Other Agreements                                                30
              8.3.   Title to Properties                                                30
              8.4.   Financial Statements                                               30
              8.5.   [Intentionally Omitted]                                            31
              8.6.   Holding Company and Investment Company Acts                        31
              8.7.   Litigation                                                         31
              8.8.   No Materially Adverse Contracts                                    31
              8.9.   Compliance with Other Instruments, Laws                            32
              8.10.  Taxes                                                              32
              8.11.  No Default                                                         32
              8.12.  Use of Proceeds                                                    32

                          -4-
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
              8.13.  Pension Plan                                                       32
              8.14.  Subsidiaries                                                       32
              8.15.  Guaranty                                                           32
              8.16.  Debt Rating                                                        32

Section 9.    AFFIRMATIVE COVENANTS                                                     33

              9.1.  Punctual Payment.                                                   33
              9.2.  Financial Statements                                                33
              9.3.  Notification of Defaults and Events of Default                      34
              9.4.  Conduct of Business                                                 34
              9.5.  Taxes                                                               34
              9.6.  Maintenance of Properties                                           34
              9.7.  Maintenance of Insurance                                            34
              9.8.  Records and Accounts                                                35
              9.9.  Inspection                                                          35
              9.10. Notice of Litigation                                                35
              9.11. Pension Plans                                                       35
              9.12. Depreciation Schedule                                               36
              9.13. Debt Rating                                                         36

Section 10.   CERTAIN NEGATIVE COVENANTS                                                36

              10.1.  Consolidated Cash Flow Coverage                                    37
              10.2.  Liens                                                              37
              10.3.  Maximum Leverage                                                   38
              10.4.  Maximum Equipment Indebtedness                                     38
              10.5.  Maximum Secured Equipment Indebtedness                             39
              10.6.  Liens on Parent                                                    39
              10.7.  Investments in Parent                                              39
              10.8.  Consolidated Net Earnings Available for Interest
                        Charges                                                         39
              10.9.  Restricted Payments                                                39
              10.10. Minimum Asset Composition                                          39

Section 11.   EVENTS OF DEFAULT; ACCELERATION                                           39

Section 12.   NOTICE AND WAIVERS OF DEFAULT                                             42

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                          -5-

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
              12.1.  Notice of Default                                                  42
              12.2.  Waivers of Default                                                 42

Section 13.   REMEDIES ON DEFAULT, ETC                                                  42

              13.1.  Rights of Banks                                                    42
              13.2.  Setoff; Sharing                                                    42

Section 14.   GUARANTY                                                                  43

Section 15.   THE AGENT                                                                 43

              15.1.  Appointment of the Agent, Powers and Immunities                    43
              15.2.  Reliance by Agent                                                  44
              15.3.  Indemnification                                                    44
              15.4.  Reimbursement                                                      44
              15.5.  Documents and Notice                                               45
              15.6.  Non-Reliance on Agent and Other Banks                              45
              15.7.  Resignation or Removal of the Agent                                46
              15.8.  Withholding Tax Forms                                              46

Section 16.   ASSIGNMENTS; PARTICIPATIONS                                               46

Section 17.   CONSENT TO JURISDICTION                                                   48

Section 18.   BINDING EFFECT                                                            48

Section 19.   EXPENSES                                                                  48

Section 20.   SURVIVAL OF COVENANTS                                                     48

Section 21.   NOTICE                                                                    49

Section 22.   GOVERNING LAW                                                             49

Section 23.   MISCELLANEOUS                                                             49

Section 24.   ENTIRE AGREEMENT                                                          50

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                                      -6-
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
Section 25.    CONSENTS, AMENDMENTS, WAIVERS                                             50

Section 26.    AGREEMENT AS TO BROKERS                                                   50


Exhibits:
- - --------

Exhibit A   -  Form of Revolving Credit Note
Exhibit B   -  Form of Term Note
Exhibit C-1 -  Form of Legal Opinion - Special Counsel
Exhibit C-2 -  Form of Legal Opinion - Maine Special Counsel
Exhibit C-3 -  Form of Legal Opinion - Vice President/General Counsel
Exhibit D   -  Form of Compliance Certificate
Exhibit E   -  Form of Guaranty
Exhibit F   -  Form of Assignment and Acceptance


Schedules:
- - ---------

Schedule 1.1   - Applicable Margin
Schedule 1.2   - Depreciation Schedule
Schedule 1.3   - Terms of Subordination
Schedule 8.14  - Subsidiaries

                                   XTRA, INC.

                     AMENDED AND RESTATED REVOLVING CREDIT
                            AND TERM LOAN AGREEMENT

        AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT, dated as of May 27, 1994, among XTRA, INC., a Maine corporation (the "Company"), THE FIRST NATIONAL BANK OF BOSTON ("FNBB"), THE BANK OF CALIFORNIA, N. A., ABN AMRO BANK N. V., NATIONAL WESTMINSTER BANK USA, such other banks as may become parties to this Agreement from time to time in accordance with the provisions hereof (collectively, the "Banks", and each, singularly, a "Bank"), and THE FIRST NATIONAL BANK OF BOSTON as agent for the Banks (the "Agent").

        WHEREAS, pursuant to that certain Revolving Credit and Term Loan Agreement, dated as of May 31, 1991 and amended and restated as of April 7, 1992, as amended (as so amended, the "Prior Credit Agreement"), the Banks have made loans to the Company for the purposes described therein; and

        WHEREAS, the Company and the Banks wish to amend and restate the Prior Credit Agreement in order to make certain changes to the terms and provisions of the Prior Credit Agreement;

        NOW, THEREFORE, the parties hereto agree that from and after the Effective Date, the Prior Credit Agreement shall be amended and restated in its entirety as set forth herein and shall be in full force and effect as provided herein and Loans as defined under the Prior Credit Agreement shall be Loans under this Agreement.

        Section 1. DEFINITIONS. The following terms shall have the meanings assigned to them below in this Section 1 or in the provisions of this Agreement and the exhibits referred to below:

        ACQUIRED EQUIPMENT INDEBTEDNESS - with respect to any Person, all Indebtedness (including all Lease Obligations) of the Person in question if such Indebtedness (a) is Secured Equipment Indebtedness and (b) was incurred by another Person prior to the time the Person in question acquired the Transportation Equipment or Transportation Equipment leases securing such Secured Equipment Indebtedness from such other Person or prior to the time the Person in question acquired such other Person (but only to the extent such Indebtedness does not exceed the fair value of the Transportation Equipment or leases of Transportation Equipment securing the Indebtedness at the time such Transportation Equipment, or Transportation Equipment leases or such other Person was acquired) and shall include all extensions, renewals and refinancings of such Indebtedness not in excess of the principal amount thereof outstanding immediately prior to such extension, renewal or refinancing.

        ADJUSTED BASE RATE - as at any date of determination, an interest rate per annum equal to the sum of the Base Rate for such day PLUS the Applicable Margin.

        AGENT - see the preamble.

        AGENT'S FEE - has the meaning set forth for such term in the Fee Letter Agreement.

        AGREEMENT - this Amended and Restated Revolving Credit and Term Loan Agreement, including the exhibits and schedules hereto, as amended, supplemented or modified from time to time.

        APPLICABLE LENDING OFFICE - each Bank's Domestic Lending Office(s), except in the case of a Eurodollar Advance, each Bank's Eurodollar Lending Office(s).

        APPLICABLE MARGIN - the percentages set forth in SCHEDULE 1.1 attached hereto corresponding to the Type of Revolving Credit Loan or Term Loan and, at any time of determination, the rating (or lack thereof) of the Company's long-term senior unsecured debt by Moody's and S&P (with the understanding that the term "rating" as used herein shall include "preliminary" or "indicative" senior debt ratings or their equivalents). Any change in the Applicable Margin resulting from a change in the rating of the Company's long-term senior unsecured debt shall become effective as of the earlier of (i) the second Business Day after the Agent receives notice of such change pursuant to Section
9.13 hereunder or (ii) the seventh Business Day after the effective date of such change. In the event that the provisions of this definition result in excess amounts of interest being paid or additional amounts of interest being owed hereunder, any such excess amounts will be credited against interest payable on the next date interest would otherwise be payable hereunder or, at the Borrower's option, will be refunded to the Borrower, and any additional amounts of interest owed will be payable on the next date interest would otherwise be payable hereunder.

        ASSIGNMENT AND ACCEPTANCE - see Section 16.

        BALANCE SHEET DATE - September 30, 1993.

        BANKS - see the preamble.

        BASE RATE - for any day, a fluctuating rate per annum (rounded upwards, if necessary, to the next 1/8 of 1%) equal to the greater of the rate of interest announced from time to time by FNBB at its head office as its "base rate", as in effect on such day, or the Federal Funds Effective Rate in effect on such day PLUS 1/2%. For purposes of this Agreement, any change in the Base Rate due to a change in FNBB's "base rate" shall be effective on the effective date of such change in FNBB's "base rate". If the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including, without limitation, the inability or failure of the Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Base Rate shall be FNBB's "base rate" as in effect at the applicable time until the circumstances giving rise to such inability no longer exist.

        BASE RATE ADVANCE - see Revolving Credit Loan.

        BASE RATE LOANS - all or a portion of any Revolving Credit Loans or Term Loans hereunder, the interest rate on which is calculated by reference to the Adjusted Base Rate.

        BASE RATE TERM LOAN - see Term Loan.

        BORROWING - an advance of a Revolving Credit Loan by a Bank or simultaneous advances of Revolving Credit Loans of the same Type to the Company by the Banks.

        BORROWING DATE - in relation to any Revolving Credit Loan, the day on which that Revolving Credit Loan is made or is to be made to the Company.

        BUSINESS DAY - any day on which commercial banking institutions in Boston, Massachusetts are open for the transaction of banking business, and, if the applicable Business Day relates to a Eurodollar Loan, a day on which dealings are carried on in the Eurodollar interbank market used for the determination of the Euro Rate by the Agent.

        CAPITALIZED LEASE - a lease the obligations under which are required to be capitalized and included in determining total liabilities in accordance with Financial Accounting Standard No. 13 of the Financial Accounting Standards Board as in effect on the Balance Sheet Date.

        CASH FLOW - for any period and with respect to any Person, the sum of
(a) Cash Flow From Continuing Operations of such Person for such period, PLUS
(b) all Interest Charges of such Person for such period, plus (c) all payments under Lease Obligations of such Person (other than payments in respect of obligations under Capitalized Leases) for such period.

        CASH FLOW FROM CONTINUING OPERATIONS - for any period and with respect to any Person, cash flow from continuing operations of such Person for such period, as determined in accordance with GAAP as in effect on the Balance Sheet Date, less the aggregate amount of the cash portion of all charges as extraordinary items of expense (if any) made during such period.

        CASH REQUIREMENTS - for any period and with respect to any Person, the sum of (a) the amount of Interest Charges of such Person for such period (but excluding imputed interest, accrued original issue discount and interest payable in kind), PLUS (b) the amount of payments (excluding optional prepayments) which were due under all Lease Obligations of such Person (other than payments in respect of obligations under Capitalized Leases) for such period, PLUS (c) the amount of all scheduled payments of principal on long-term Indebtedness of such Person (including current maturities of long-term Indebtedness, but excluding optional prepayments) which are due and payable during such period pursuant to any agreement or instrument to which such Person is a party relating to the borrowing of money or the obtaining of credit (including any such principal payments on Lease Obligations which are obligations in respect of Capitalized Leases).

        COMMITMENT - in relation to any Bank, such Bank's commitment to participate in the revolving credit facility provided under this Agreement upon the terms and subject to the conditions of this Agreement up to and including the amount set opposite its name below (such amount to be deemed reduced by the amount of any reductions of such Bank's Commitment in accordance with the terms of this Agreement), which commitment shall, subject to the terms of Section 4.16, terminate on May 31, 1996.

                          Bank                               Commitment
                          ----                               ----------
                          The First National Bank            $30,000,000
                           of Boston
                          ABN AMRO Bank N. V.                $20,000,000
                          National Westminster Bank USA      $20,000,000
                          The Bank of California, N. A.      $20,000,000
                                                             -----------
                          Total                              $90,000,000

        COMMITMENT PERCENTAGE(S) - with respect to each Bank, the percentage set forth beside its name below (subject to adjustment permitted by the terms hereof):

                                                              Commitment
                          Bank                                Percentage
                          ----                               ------------
                          The First National Bank            33.33333334%
                            of Boston
                          ABN AMRO Bank N.V.                 22.22222222%

                          National Westminster Bank USA       22.22222222%
                          The Bank of California, N.A.        22.22222222%
                                                             -------------

                          Total                              100.00000000%


        COMPLIANCE CERTIFICATE - see Section 9.2(a).

        COMPANY- see the preamble.

        CONFIRMATION AGREEMENT - see Section 14.

        CONSOLIDATED OR CONSOLIDATED - with reference to each such term, that term as applied to the accounts of the Person in question and its Subsidiaries consolidated in accordance with generally accepted accounting principles, after eliminating all intercompany items.

        CONTRIBUTION OF CAPITAL - an amount equal to the aggregate net proceeds received by Parent from the issuance of its capital stock or upon cancellation of its indebtedness by the holders thereof in exchange for capital stock of Parent.

        CONVERT, CONVERSION, AND CONVERTED - refers to (i) the conversion of Base Rate Loans or Eurodollar Loans to Loans of another Type, and (ii) conversion of Revolving Credit Loans to Term Loans on the Term Conversion Date.

        DEFAULT(S) - see Section 11.

        DOMESTIC LENDING OFFICE - with respect to any Bank other than FNBB, such office or affiliate of such Bank as that Bank may from time to time specify in writing to the Agent and the Company as its "Domestic Lending Office". With respect to FNBB, FNBB's head office, or such other office or affiliate of FNBB as FNBB may, from time to time, specify in writing to the Agent and the Company as its "Domestic Lending Office".

        EFFECTIVE DATE - see Section 6.

        EQUIPMENT INDEBTEDNESS - with respect to any Person, all Indebtedness of such Person except for Indebtedness secured by real property or improvements thereon, but for purposes of such exception, only to the extent that the amount of such excepted Indebtedness does not exceed the greater of the cost or appraised value of such real property and improvements at the time such excepted Indebtedness was incurred.

        ERISA - means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        EURORATE - with respect to each Interest Period, in the case of Eurodollar Loans, the rate per annum at which deposits in Dollars are offered to FNBB for delivery on the first day of the applicable Interest Period in whatever Eurodollar interbank market may be selected by FNBB, in its sole discretion, acting in good faith, at or about ll:00 a.m., local time in such interbank market, two Business Days prior to the first day of the applicable Interest Period for a period equal to the period of such Interest Period and in an amount substantially equal to the unpaid principal amount of such Eurodollar Loan.

        EURODOLLAR LENDING OFFICE - with respect to any Bank other than FNBB, such office or affiliate of such Bank as that Bank may from time to time specify in writing to the Agent and the Company as its "Eurodollar Lending Office".
With respect to FNBB, FNBB's head office, or such other office or affiliate of FNBB as FNBB may, from time to time, specify in writing to the Agent and the Company as its "Eurodollar Lending Office".

        EURODOLLAR LIABILITIES - has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        EURODOLLAR ADVANCE - see Revolving Credit Loan.

        EURODOLLAR LOAN - all or a portion of any Revolving Credit Loans or Term Loans, the interest rate on which is calculated by reference to the Euro Rate.

        EURODOLLAR RATE - with respect to any Interest Period for each Eurodollar Loan, an interest rate per annum equal at all times during such Interest Period to the sum of (i) the Euro Rate plus (ii) the Reserve Charge for such period, plus (iii) the Applicable Margin.

        EURODOLLAR RATE TERM LOAN - see Term Loan.

        EVENT(S) OF DEFAULT - see Section 11.

        FEE LETTER AGREEMENT - that certain letter agreement, dated as of the date hereof, between the Company and the Agent.

        FEDERAL FUNDS EFFECTIVE RATE - for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

        FNBB- see the preamble.

        GAAP or GENERALLY ACCEPTED ACCOUNTING PRINCIPLES - generally accepted accounting principles which are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors as in effect on the Balance Sheet Date, (b) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles as in effect on the Balance Sheet Date have been properly applied, and (c) applied on a basis consistent with prior periods, PROVIDED that for purposes of the financial statements required to be delivered pursuant to
Section 9.2 and for purposes of the covenants in Section 9.8, generally accepted accounting principles shall mean generally accepted accounting principles in effect from time to time.

        GUARANTEED PENSION PLAN - any pension plan maintained by the Company or any Subsidiary or to which any of them contributes, the benefits under which are guaranteed in whole or in part by the Pension Benefit Guaranty Corporation.

        GUARANTY - see Section 14 hereof.

        INDEBTEDNESS- (a) the principal of all indebtedness (i) for borrowed money or (ii) for the deferred purchase price of property unless the price thereof was payable in full within twelve months from the date on which the obligation was created or (iii) evidenced by notes, bonds or other instruments,
(b) all Lease Obligations and (c) all guaranties and other contingent obligations in respect of the principal of Indebtedness of others; PROVIDED, HOWEVER, that Indebtedness shall not include Subordinated Indebtedness.

        INDEPENDENT ACCOUNTANT - a firm of independent public accountants of national reputation selected by the Company or by its parent company which is "independent" as that term is defined in Rule 2.01 of Regulation S-X promulgated by the Securities and Exchange Commission.

        INSTALLMENT PAYMENT DATE - see Section 3.1(c).

        INTER-COMPANY ADVANCES - see Net Worth.

        INTEREST CHARGES - for any period and with respect to any Person, the expenses (net of any interest income earned during such period) of such Person accrued for such period for interest

(including, without limitation, imputed interest, accrued original issue discount and interest payable in kind) on all Indebtedness (including Indebtedness consisting of Lease Obligations in respect of Capitalized Leases but excluding Indebtedness consisting of Lease Obligations other than Capitalized Leases) and on all Subordinated Indebtedness, determined in accordance with generally accepted accounting principles.

        INTEREST PAYMENT DATE - with respect to any Interest Period, the last day of such Interest Period.

        INTEREST PERIOD - with respect to each Eurodollar Advance or Eurodollar Rate Term Loan:

        (i) initially, the period (A) commencing on the date of such Eurodollar Advance or on the Term Conversion Date or, in the case of a Conversion to a Eurodollar Loan pursuant to Section 4.1, commencing on the date of such Conversion, and (B) ending one, two, three, six or nine months thereafter, as the case may be, as determined in accordance with the provisions of this Agreement; and

        (ii) thereafter, each subsequent Interest Period for such Eurodollar Loan shall begin on the last day of the preceding Interest Period for such Loan and shall end one, two, three, six or nine months thereafter as the Company may select pursuant to Section 4.4. The number of days in each Interest Period and the particular day on which each Interest Period ends and the next begins shall be fixed by the Agent in accordance with the Agent's generally accepted practice in the applicable foreign currency deposits market; PROVIDED that (A) any Interest Period which would otherwise end on a day which is not a Business Day, shall end and the next Interest Period shall commence on the next preceding or the next succeeding day which is a Business Day as determined conclusively by the Agent in accordance with the then current bank practice in the applicable Eurodollar market and (B) no Interest Period for a Eurodollar Advance or a Eurodollar Rate Term Loan shall end after the Termination Date.

        INVESTMENT - with respect to any Person, any loans, capital contributions, transfers of assets (other than transfers for fair value as determined by the transferring Person in good faith) and any purchases and other acquisitions for consideration of evidences of indebtedness, capital stock or other securities. With respect to a parent corporation's investment in a Consolidated Subsidiary, "Investment" shall also include any retained earnings of such Subsidiary reflected on the Consolidated balance sheet of the parent and its Subsidiaries.

        LEASE OBLIGATION - with respect to any Person, all rental obligations under leases of property (other than electronic data processing and computer equipment and leases of office space by such Person) either (a) which are Capitalized Leases, or (b) if not Capitalized Leases, which are leases of equipment which had an initial term of more than three years (including any renewal terms at the option of the lessor). The amount of Lease Obligations shall be equal to the aggregate value of rentals payable (other than rentals consisting of taxes, indemnities, maintenance items, replacements and other similar charges which are in addition to the basic financial rent for the use of the property) by the lessee thereof during the remaining term thereof, including periods of renewal at the option of the lessor, discounted to present value using the lessee's "incremental borrowing rate at the inception of the lease" in accordance with Financial Accounting Standard No. 13 of the Financial Accounting Standards Board in effect on the Balance Sheet Date.

        LIABILITIES - with respect to any Person, an amount equal to the sum (without duplication) of (a) all liabilities of such Person, as determined as at the date as of which Liabilities are to be determined in accordance with generally accepted accounting principles, plus (b) all Indebtedness of such Person as at the date as of which Indebtedness is to be determined, plus (c) the aggregate amount of such Person's reimbursement obligations in respect of letters of credit, minus (d) the aggregate deferred income tax liability of such Person, minus (e) the aggregate amount of Subordinated Indebtedness of such Person.

        LIENS - see Section 10.2.

        LOAN DOCUMENTS - this Agreement, the Notes, the Fee Letter Agreement, the Guaranty and such other documents as the parties hereto designate in writing to be Loan Documents.

        LOANS - collectively, the Revolving Credit Loans and Term Loans made or to be made by the Banks to the Company upon the terms and subject to the conditions contained in this Agreement, and Loan means any one of such Loans.

        MAJORITY BANKS - at the time any determination thereof is to be made, Banks whose Commitments aggregate to at least 66% of the Total Commitment, or, if the Total Commitment has been terminated (pursuant to the terms of Section 11 hereof or otherwise), the holders of Notes evidencing at least 66% of the aggregate unpaid principal amount of the Loans.

        MAXIMUM RATE - see Section 4.15 hereof.

        MOODY'S - Moody's Investors Service, Inc. or any successor thereto performing the same function.

        NET BOOK VALUE - with respect to the Transportation Equipment of any Person, (a) in the case of Transportation Equipment owned by such Person and leased by such Person as lessor under leases the rentals from which are carried as a finance lease receivable on the balance sheet of the Person in question in accordance with generally accepted accounting principles, the sum of (i) the net amounts carried as receivables on the balance sheet of such Person in respect of such leases, plus (ii) the residual value of all Transportation Equipment subject to such lease, all computed in accordance with generally accepted accounting principles, (b) in the case of other Transportation Equipment owned by such Person, the initial cost of the Transportation Equipment to such Person as carried on the balance sheet of such Person depreciated by such Person in accordance with generally accepted accounting principles and in accordance with the depreciation schedule for such Transportation Equipment set forth on SCHEDULE 1.2 attached hereto, (c) in the case of Transportation Equipment leased by such Person as lessee under a Capitalized Lease the amount shown on the asset side of the balance sheet of such Person in accordance with Financial Accounting Standard No. 13 adopted by the Financial Accounting Standards Board, as in effect on the Balance Sheet Date, in respect of such Transportation Equipment, and (d) in the case of Transportation Equipment leased by a Person as lessee under a lease which is not a Capitalized Lease but which is included as a Lease Obligation under this Agreement, the amount of such Lease Obligation.

        NET EARNINGS AVAILABLE FOR INTEREST CHARGES - for any period and with respect to the Company, an amount equal to the sum of (a) Net Income of the Company for such (after excluding therefrom all Net Income of the Company during such period which is attributable to earnings of the Subsidiaries of the Company), plus (b) Interest Charges for the Company for such period, plus (c) the aggregate amount of all taxes accrued with respect to such period by the Company as determined in accordance with generally accepted accounting principles.

        NET INCOME - the net income or loss, as the case may be, of a Person for any period as determined in accordance with generally accepted accounting principles, after eliminating all extraordinary items of income.

        NET WORTH - with respect to any Person, at any date as of which the amount thereof shall be determined, the sum of the following amounts which would be set forth on a balance sheet of such Person at such date, determined in each case in accordance with generally accepted accounting principles: (a) the par value (or values stated on the books of such Person) of the capital stock of all classes of such Person other than capital stock held in the treasury of such Person, PLUS (b) the amount of the surplus, whether capital or earned, of such Person, PLUS (c) Subordinated Indebtedness of such Person, LESS (d) the amount which would be carried in the asset side of such balance sheet of such Person in respect of goodwill, trade names, trademarks, patents, unamortized debt issuance expense and other intangibles, LESS (e) any increase in the net book value of fixed assets arising from a revaluation thereof after September 30, 1993. For purposes of computations of the Net Worth of the Company for the covenants set forth in Sections 10.3(b) and 10.5 hereof, there shall also be deducted (i) that amount, if any, by which the aggregate amount of net inter-company loans ("Inter-Company Advances") from the Company to its Subsidiaries, to the Parent, to Subsidiaries of the Parent and to any affiliates of the

Company or the Parent which are outstanding on such date of determination exceeds $40,000,000, and (ii) that amount, if any, by which the aggregate amount of Investments (other than Inter-Company Advances) of the Company in its Subsidiaries, in the Parent, in Subsidiaries of the Parent and in any affiliates of the Company or the Parent which are outstanding on such date of determination exceeds an amount equal to $120,000,000 PLUS the amount of any increase in or minus the amount of any decrease in the aggregate amount of Investments (if any) of the Company which is a result of changes in the retained earnings of Subsidiaries of the Company since December 31, 1992 (as reflected on the Consolidated balance sheet of the Company and its Subsidiaries); PROVIDED, HOWEVER, Inter-Company Advances or Investments (as measured by the lesser of their cost or fair market value) in capital stock or debt instruments of the Parent of a class which is publicly traded on a nationally recognized market and as to which there is an active trading market on the date of determination up to an aggregate amount of $10,000,000 shall not be included as Inter-Company Advances or Investments in computing the amounts described in clauses (i) or (ii) of this sentence.

        NON-USE FEE - see Section 5.2.

        NON-USE FEE RATE - see Section 5.2.

        NOTES - collectively, the Revolving Credit Notes and the Term Notes.

        NOTICE OF BORROWING - see Section 2.2.

        NOTICE OF CONVERSION - See Section 4.1.

        OBLIGATIONS- all unsatisfied indebtedness, obligations and liabilities of the Company to the Banks or the Agent arising or incurred under this Agreement or in respect of Loans made and any notes or other instruments at any time evidencing any of the foregoing, whether such be direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

        OTHER TAXES - see Section 4.10(b).

        PARENT - XTRA Corporation, a Delaware corporation.

        PENSION BENEFIT GUARANTY CORPORATION - the Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entities having similar responsibilities.

        PERSON - any individual, corporation (including a business trust), partnership, trust, unincorporated association, joint stock company or other legal entity or organization and any government or agency or political subdivision thereof.

        PREPAYMENT DATE - in relation to any prepayment of Loans hereunder pursuant to the terms of Section 4.7, the date on which such prepayment is made or to be made.

        PRIOR CREDIT AGREEMENT - see the preamble.

        PURCHASE MONEY EQUIPMENT INDEBTEDNESS - with respect to any Person, all Indebtedness of such Person which is Secured Equipment Indebtedness and which is incurred to finance the purchase of Transportation Equipment if such Indebtedness (a) shall have been incurred within 180 days of the acquisition of such Transportation Equipment by the Person whose Purchase Money Equipment Indebtedness is being determined and (b) does not exceed in principal amount the initial cost of such Transportation Equipment and shall include all extensions, renewals and refinancings of such Indebtedness not in excess of the principal amount thereof outstanding immediately prior to such extension, renewal or refinancing. The initial cost of Transportation Equipment may include, in addition to the purchase price thereof and the purchase price of all accessories and equipment installed thereon, all freight, delivery and handling charges, excise, sales and use taxes and all other amounts which may be capitalized and included in the cost of the equipment under generally accepted accounting principles.

        REEMPLOYMENT PERIOD - see Section 4.6.

        REGISTER - see Section 16.

        RESERVE CHARGE - with respect to any Interest Period for any Eurodollar Loan, the reserve charge (which may be zero) on each Eurodollar Loan for the Interest Period thereof, calculated at an annual rate (based on a year of 360 days) equal to the remainder of (i) a fraction, the numerator of which is the Euro Rate (expressed as a decimal) and the denominator of which is one minus the Reserve Rate, minus (ii) the Euro Rate (as so expressed).

        RESERVE RATE - the rate (expressed as a decimal) at which the Agent would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System against Eurodollar Liabilities if such liabilities were outstanding.

        RESTRICTED PAYMENT - with respect to any Person, any payment in cash, property, or other assets upon or in respect of any shares of any class of capital stock of the Company or the Parent, including but not limited to, (i) payments as dividends, payments for repurchasing any capital stock of any class or making any other distribution in respect of any such shares of stock, excluding, however, any dividends or other payments which may be made solely in common stock, and (ii) the aggregate principal amount of all Indebtedness paid or delivered in exchange for, or upon conversion or repayment of, any shares of preferred stock.

        REVOLVING CREDIT LOAN - any loan made or to be made to the Company pursuant to the terms of Section 2 hereof, whether bearing interest at the Adjusted Base Rate (a "Base Rate Advance") or bearing interest at a Eurodollar Rate (a "Eurodollar Advance") (each of which shall be a Type of Revolving Credit
Loan).

        REVOLVING CREDIT NOTE - see Section 2.

        S&P - Standard & Poors Corporation or any successor thereto performing the same function.

        SECURED EQUIPMENT INDEBTEDNESS - with respect to any Person, all Indebtedness which is secured by any security interest, mortgage, charge, deed of trust, or other similar lien on Transportation Equipment or on leases of any such Transportation Equipment by the owner thereof and includes all Lease Obligations. Transportation Equipment which is subject to a lease or contract which is included as a Lease Obligation is deemed to secure the Indebtedness evidenced thereby.

        SUBORDINATED INDEBTEDNESS - as of any date of determination thereof, that portion of Indebtedness of the Company or Parent which (i) does not in the aggregate exceed an amount equal to 30% of the sum of the amounts referred to in clauses (a) and (b) minus the amounts referred to in clauses (d) and (e) as set forth in the definition of Net Worth, and (ii) is expressly subordinated to the payment and performance of the Obligations upon substantially the terms set forth in SCHEDULE 1.3 attached hereto, and (iii) is not due and payable within three (3) years of such date of determination.

        SUBSIDIARY - with respect to the Company or Parent, a corporation more than 50% of the voting stock of which is owned by the Company or Parent and/or one or more Subsidiaries of the Company or Parent.

        TAXES - see Section 4.10.

        TERM CONVERSION DATE - see Section 2.1.

        TERM LOAN(S) - Loan(s) made or to be made by the Banks on the Term Conversion Date as follows:

        BASE RATE TERM LOAN - a Term Loan bearing interest at the Adjusted Base Rate.





        EURODOLLAR RATE TERM LOAN - a Term Loan bearing interest at the Eurodollar Rate.





        (each of which shall be a TYPE of Term Loan).

        TERM LOAN NOTICE - see Section 3.1(b).

        TERM NOTES - see Section 3.1(c).

        TERMINATION DATE - the date which occurs five calendar years from the Term Conversion Date, or such earlier date as this Agreement may be terminated pursuant to Section 5.1.

        TOTAL COMMITMENT - the aggregate Commitments of the Banks at any time of the determination thereof.

        TRANSPORTATION EQUIPMENT - containers, trucks, tractors, trailers, chassis, cranes, portable ramps, lifting equipment, railroad rolling stock, modular office units and mobile office trailers and includes all accessories and attachments thereto.

        U.S. PERSON - see Section 15.8.

        Section 2.  THE REVOLVING CREDIT LOANS.

        Section 2.1. COMMITMENT TO MAKE REVOLVING CREDIT LOANS. Upon the terms and subject to the conditions set forth in this Agreement, the Banks, in accordance with their respective Commitment Percentages, hereby severally agree to make Revolving Credit Loans to the Company from time to time on any Business Day during the period from the date hereof to the date the Total Commitment shall terminate (the "Term Conversion Date") as requested by the Company in an aggregate amount outstanding at any time not to exceed the amount of the Total Commitment. In no event shall the aggregate outstanding principal balance of all Revolving Credit Loans exceed the Total Commitment in effect at any one time. Each Borrowing shall be in integral multiples of $1,000,000. Subject to the terms of this Agreement, the Company may borrow, prepay pursuant to Section
4.7 and reborrow under this Section 2.1.

        Section 2.2. MAKING THE REVOLVING CREDIT LOANS. (a) (i) Each Borrowing of a Revolving Credit Loan under this Section 2 shall be made on notice given to the Agent from the Company not later than 12:00 noon (Boston time) (1) on the date of the proposed Borrowing in the case of a proposed Borrowing comprised of Base Rate Advances, and (2) on the third Business Day prior to the date of the proposed Borrowing in the case of a proposed Borrowing of Eurodollar Advances. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, telex or cable, in each case confirmed immediately in the manner specified in Section 21, by the Company specifying therein (A) the requested date of such Borrowing, (B) the requested Type of Revolving Credit Loan comprising such Borrowing, (C) in the case of a Borrowing comprised of a Eurodollar Advance, the initial Interest Period for such Revolving Credit Loan, and (D) the amount of such Borrowing. Notwithstanding anything to the contrary herein, the obligation of the Banks to make any and all Revolving Credit Loans hereunder is subject to the terms of Section Section 4.4 and 4.5.


        (ii) A Notice of Borrowing with respect to a Eurodollar Advance shall be irrevocable and binding on the Company.

        (b) If after giving a Notice of Borrowing the Company fails to borrow any Eurodollar Advance on the date specified in such Notice of Borrowing, the Company shall indemnify the Banks against any loss or expense incurred by the Banks as a result of such failure including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Banks to fund or maintain a Revolving Credit Loan to be made by the Banks, including without limitation compensation as provided for in Section 4.6.

        Section 2.3. PROMISSORY NOTES. (a) The Indebtedness of the Company resulting from the Revolving Credit Loans made to the Company shall be evidenced by separate restated promissory notes (the "Revolving Credit Notes") executed and delivered by the Company to each of the Banks on the date of this Agreement in substantially the form of Exhibit A attached hereto, representing the obligation of the Company to pay the applicable Bank an amount equal to such Bank's Commitment (as in effect on the date hereof), or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made by such Bank to the Company hereunder, plus interest accrued thereon.

        (b) All Revolving Credit Loans made to the Company by the Banks shall be recorded by the Banks on the Revolving Credit Notes and all payments made on account of principal thereof shall be similarly recorded. Any failure of a Bank or the Agent to record a transaction in a timely fashion shall not affect or impair the validity of any Obligation.

        Section 2.4. FUNDING OF REVOLVING CREDIT LOANS. Not later than 2:00 p.m. (Boston time) on the Borrowing Date for any Revolving Credit Loan specified in the applicable Notice of Borrowing received by the Agent as set forth in
Section 2.2, each of the Banks will make available to the Agent, in immediately available funds, such Bank's Commitment Percentage of the Revolving Credit Loans to be loaned by it on such Borrowing Date at the Agent's head office.

Upon receipt from the applicable Bank of the amount of its Revolving Credit Loan, and subject to the provisions of Section 2.1 and upon fulfillment of the applicable conditions of Section 7, the Agent shall make available to the Company, in immediately available funds, the amount of funds so specified in the applicable Notice of Borrowing at the Agent's head office.

        Section 3.  TERM LOANS.

        Section 3.1. TERM CONVERSION DATE; TERM LOANS. (a) Subject to the terms and conditions of this Agreement, and upon execution and delivery of the Term Notes, all outstanding Revolving Credit Loans shall automatically Convert into a Term Loan in an amount equal to the amount of the Revolving Credit Loans outstanding (a "Term Loan").

        (b) The Company shall give the Agent irrevocable notice (which must be received by the Agent prior to 12:00 p.m. (Boston time) five Business Days prior to the Term Conversion Date) requesting the Banks to make the Term Loan on the Term Conversion Date. Such notice shall specify: (i) the amount of the Revolving Credit Loans outstanding and the amount thereof being requested to be converted into a Term Loan, (ii) the requested Type of Term Loan, and (iii) the length of the initial Interest Period in the case of a Eurodollar Rate Term Loan (the "Term Loan Notice"). Each such Term Loan Notice shall be by telephone, telex or cable, in each case confirmed immediately in the manner provided in
Section 21, by the Company. Promptly upon receipt of the Term Loan Notice, the Agent shall notify each of the Banks thereof.

        (c) The obligation of the Company to pay the Term Loan and to pay interest thereon and other sums which may be payable with respect thereto shall be evidenced by separate promissory notes (the "Term Notes") substantially in the form of EXHIBIT B attached hereto, appropriately completed in accordance with this Section 3.1(c), payable to the order of each of the Banks. Each Term Note shall be in the principal amount equal to the payee-Bank's Commitment Percentage (as in effect on the Term Conversion Date) multiplied by the principal amount of the Term Loan, and shall be dated the Term Conversion Date. Provided that no Event of Default has occurred and is continuing, the Term Loan shall be payable in twenty (20) consecutive, substantially equal quarterly installments of principal, due and payable on the last Business Day of each three-month period following the Term Conversion Date (each an "Installment Payment Date", and collectively, "Installment Payment Dates") with a final maturity on the Termination Date, PROVIDED, that the last such installment shall in any case be in the amount necessary to repay in full the outstanding principal amount of the Term Loan.

        (d) On the Term Conversion Date, the Company shall pay to the Agent any fees payable to the Agent for the account of the Banks pursuant to Section
5.2 hereunder.

        (e) Notwithstanding any provision to the contrary contained herein, if on the Term

Conversion Date the outstanding Revolving Credit Loans are not Converted to the Term Loan pursuant to the terms of Section 3 hereof, the Revolving Credit Loans, plus all accrued and unpaid interest thereon shall be due and payable on the Term Conversion Date.

        Section 4.  CONVERSION, INTEREST, PAYMENTS AND COSTS.

        Section 4.1. CONVERSION OF LOANS. Subject to the terms and conditions of this Agreement, upon notice given to the Agent not later than 12:00 noon (Boston time) (a) in the case of Conversions into Base Rate Loans on the date of the proposed Conversion, and (b) in the case of Conversions into Eurodollar Loans on the third Business Day prior to the date of the proposed Conversion, the Company may Convert, on any Business Day, Loans of one Type made to the Company into Loans of another Type, PROVIDED, HOWEVER, that any Conversion of Eurodollar Loans may be made only on the last day of the respective Interest Period for such Loans. Each such notice of Conversion (a "Notice of Conversion") shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted, and (iii) if such Conversion is to Eurodollar Loans, the duration of the initial Interest Period for such Loans. Each Notice of Conversion with respect to a Eurodollar Loan shall be irrevocable and binding on the Company.

        Section 4.2. INTEREST. The Company shall pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until the Term Conversion Date, and on each Term Loan from the Term Conversion Date until such principal amount is paid in full, at such interest rates, and payable at such times as follows:



        (a) on Base Rate Advances and Base Rate Term Loans, at the Adjusted Base Rate, such interest to be payable quarterly in arrears on the last day of each June, September, December and March and on the Term Conversion Date and on the date the Base Rate Term Loans shall be paid in full; and


        (b) on Eurodollar Advances and Eurodollar Rate Term Loans, at the Eurodollar Rate, such interest to be payable on each Interest Payment Date, provided that if the duration of any such Interest Period is longer than three months, the Company shall pay the accrued interest on the last Business Day of each successive three-month period within such Interest Period and on the Interest Payment Date relating thereto.


        Section 4.3. OVERDUE PRINCIPAL AND INTEREST. Any amount of principal of any Loan which is not paid when due (whether at stated maturity, by acceleration or otherwise) and, to the extent permitted by law, any amount of interest on any Loan which is not paid when due, shall bear interest, from the date on which such amount shall have become due and payable by the Company until payment in full (whether before or after judgment), payable on demand, at a rate equal to 2% per annum above the higher of (i) the Base
Rate or (ii) the rate of interest which would otherwise be in effect.

        Section 4.4. INTEREST PERIOD SELECTION; ALTERNATIVE INTEREST RATES. (a) The Company shall have the option to select Interest Periods (i) in accordance with Section 2.2 with respect to the duration of an initial Revolving Credit Loan; and (ii) in accordance with Section 4.1 with respect to the duration of a Converted Loan; and (iii) in accordance with Section 3.1 with respect to the duration of initial Term Loans. As to subsequent Interest Periods applicable to Eurodollar Loans, the Company may select the duration of the Interest Period by giving notice to the Agent on the third Business Day prior to the first day of such subsequent Interest Period. If no such notice is received with respect to an outstanding Loan, the Company shall be deemed to have elected to Convert the Loan into a Base Rate Loan.

        (b) The Company's ability to select Interest Periods shall be limited to the extent necessary to insure that on any Installment Payment Date, an Interest Payment Date with respect to an amount at least equal to the amount by which the principal installment then due exceeds the aggregate principal amount of Base Rate Loans then outstanding shall coincide with such Installment Payment Date.

        (c) In the event the Agent shall reasonably and in good faith determine that, by reason of circumstances affecting the applicable Eurodollar interbank market, adequate and reasonable methods do not exist for ascertaining the Euro Rate which would otherwise be applicable during any Interest Period, the Agent shall forthwith give notice to the Company and the Banks of such determination as soon as the Agent has made such determination (which shall be conclusive and binding on the Company and the Banks). In such event: (i) any Notice of Borrowing, Notice of Conversion or Term Loan Notice with respect to any Eurodollar Loan shall be automatically converted into a request for a Base Rate Loan; (ii) each Eurodollar Loan will automatically, on the last day of the then current Interest Period thereof, Convert into a Base Rate Loan; and (iii) the obligations of the Banks to make Eurodollar Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall promptly notify the Company and the Banks.

        Section 4.5. ILLEGALITY OR IMPOSSIBILITY. Notwithstanding any other provision of this Agreement, (a) if the introduction of or any change in any law or regulation (or change in the interpretation thereof) applicable to any Bank or its Eurodollar Lending Office shall make it unlawful, or any central bank or other governmental authority having jurisdiction over such Bank or its Eurodollar Lending Office shall assert that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Loans to the Company or to continue to fund or maintain Eurodollar Loans to the Company hereunder or (b) if the

Majority Banks determine after making all reasonable efforts, that deposits of the relevant amount and for the relevant Interest Period for Eurodollar Loans to the Company are not available to such Banks in the relevant Eurodollar interbank market, then, on notice thereof by such Banks to the Agent and the Company, (i) the obligation of the Banks to the Company to make Eurodollar Loans and to Convert Loans into Eurodollar Loans shall terminate, and (ii) if it shall be unlawful for any Bank to continue to fund or maintain any outstanding Eurodollar Loan, within five Business Days after such Bank gives such notice of the unlawfulness of the funding or maintaining of such Loan, the Company shall prepay in full all such Eurodollar Loans then outstanding, together with interest accrued thereon, unless the Company elects to Convert all its outstanding Eurodollar Loans to Loans of another Type.

        Section 4.6. INDEMNIFICATION. If, due to payments or Conversions to Types of Loans made by the Company pursuant to this Agreement or due to acceleration of the maturity of the Loans pursuant to Section 11 or due to any other reason, including without limitation the events specified in Section 4.5, a Bank receives payments of principal of a Eurodollar Loan, or is subject to a Conversion of a Eurodollar Rate Loan into another Type of Loan other than on the last day of an Interest Period relating thereto, or the Company fails to borrow or Convert (as the case may be) any amount after an irrevocable request therefor, the Company shall, upon demand by such Bank, pay to such Bank any amounts required to compensate such Bank for any losses, costs or expenses which it may reasonably incur as a result of such payment, Conversion or failure to borrow, as the case may be, including, without limitation, any loss, costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such Loans. Such compensation shall include, without limitation, an amount calculated as follows:


        (i) First, such Bank shall determine the amount by which (A) the total amount of interest which would have otherwise accrued hereunder (calculated at the rate of interest otherwise in effect less the Applicable Margin) on each installment of principal so paid or not borrowed, during the period beginning on the date of such payment or failure to borrow and ending on the date such installment would have been due (the "Reemployment Period"), exceeds (B) the total amount of interest which would accrue, during the Reemployment Period, on any readily marketable bond or other obligation of the United States of America designated by such Bank in its sole discretion at or about the time of such payment, such bond or other obligation of the United States of America to be in an amount equal (as nearly as may be) to the amount of principal so paid or not borrowed and to have a maturity comparable to the Reemployment Period, and the interest to accrue thereon to take account of amortization of any discount from par or accretion of premium above par at which the same is selling at the time of designation. Each such amount is hereafter referred to as an "Installment Amount".

        (ii) Second, each Installment Amount shall be treated as payable as of the date on which the related principal installment would have been payable by the Company had such principal installment not been prepaid or not borrowed.


        (iii) Third, the amount to be paid on each such date shall be the present value of the Installment Amount determined by discounting the amount thereof from the date on which such Installment Amount is to be treated as payable, at the same annual interest rate as that payable upon the bond or other obligation of the United States of America designated as aforesaid by such Bank.

        Section 4.7. PREPAYMENTS. (a) The Company may, on any Business Day, upon written notice given by the Company to the Agent not less than (y) three days prior to the proposed Prepayment Date in the case of a prepayment of Eurodollar Loans, and (z) one day prior to the proposed Prepayment Date in the case of a prepayment of Base Rate Loans, prepay the outstanding aggregate principal amount of a Type of Loan extended to the Company, in whole at any time, or ratably in part from time to time, with accrued interest to the date of such prepayment on the principal amount prepaid; PROVIDED, HOWEVER, that: (i) each partial prepayment shall be in an integral multiple of $5,000,000, and (ii) if any such prepayment of Eurodollar Loans shall be made on any day other than the last day of any Interest Period applicable thereto, the Company shall indemnify the Banks as provided in Section 4.6.

        (b) Each partial prepayment of principal of the Term Loans shall be applied to an installment or installments of principal of the Term Loans in the inverse order of their maturity.

        (c) If, at any time, the aggregate principal amount of all Loans then outstanding exceeds the Total Commitment then in effect, the Company shall immediately prepay an aggregate principal amount of such Loans to the Agent, for the account of the Banks in proportion to the then outstanding principal amount of each Bank's Loans, in an amount at least equal to such excess, with accrued interest to the date of prepayment on the principal amount prepaid. Notwithstanding the foregoing, at no time shall the Company request a Revolving Credit Loan or Revolving Credit Loans which, if consummated, would cause the aggregate principal amount of all Revolving Credit Loans then outstanding (and after giving effect to the refinancing of any Revolving Credit Loan with any other Revolving Credit Loan) to exceed the Total Commitment then in effect.

        Section 4.8. PAYMENTS AND COMPUTATIONS. (a) The Company shall make each payment to be made by it hereunder not later than 12:00 noon (Boston time) on the day when due in lawful money of the United States of America to the Agent, at its address set forth in Section 21 in immediately available funds. Promptly after receipt the Agent will cause to be distributed like funds relating to the payment of principal or interest in respect of Revolving Credit Loans, the Term Loans or fees (other than fees to be retained by the Agent for its own account pursuant to the terms of this Agreement) ratably to the Banks, in accordance with their applicable shares of such payments, for the account of the respective
Applicable Lending Offices, to be applied in accordance with the terms of this Agreement. The Agent shall be entitled to debit any general account of the Company with the Agent in the amount of any payment to be made by the Company when due in order to effect timely payment thereof; PROVIDED THAT, the Agent shall promptly notify the Company that its account has been so debited.

        (b) Except for computations of interest on Base Rate Loans and any fees payable hereunder (which shall be made on the basis of a year of 365 or 366 days, as the case may be), all computations hereunder shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed. The outstanding amount of the Loans as reflected on the Agent's records from time to time shall be presumed to be correct and binding on the Company unless within ten (10) days after receipt by the Company of any notice from the Agent of such outstanding amount, the Company notifies the Agent to the contrary.

        (c) Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective. The Agent will promptly notify the Company and the Banks of each change in the Base Rate.

        (d) Each determination of an interest rate by the Agent pursuant to this Agreement shall be conclusive and binding on the Company and the Banks in the absence of manifest error.

        (e) Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (except as provided in the definition of Interest Period), and such extension of time shall in such case be included in the computation of any payment of interest or fees, as the case may be.

        Section 4.9. PAYMENTS TO BE FREE OF DEDUCTIONS. Except as provided in subsection (b) of this Section 4.9, all payments by the Company hereunder shall be made without set-off or counterclaim and free and clear of and without deduction unless the Company is required by law to make such deductions. If any such obligation is imposed upon the Company with respect to any amount payable by it hereunder, it will pay to each affected Bank, on the date on which such amount becomes due and payable hereunder, such additional amount as shall be necessary to enable such Bank to receive the same net amount which it would have received on such due date had no such obligation been imposed upon the Company.

        Section 4.10. TAXES. (a) Any and all payments by the Company hereunder including principal, interest, the Agent's Fee, the Non-Use Fee and any other payments hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, EXCLUDING, in the case of a Bank, taxes imposed on its net income and franchise taxes imposed on it except in a jurisdiction in which such Bank is not doing any business except making Loans to the Company hereunder (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to a Bank (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.10) such Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and
(iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Each Bank agrees that if, after payment by the Company of any such additional amount, any amount identifiable as a part thereof is subsequently recovered or used as a credit by such Bank, such Bank shall reimburse the Company to the extent of such amount so recovered or used. A certificate of any officer of such Bank setting forth the amount of such Taxes or recovery or use and the basis therefor shall, in the absence of manifest error, be conclusive. The provisions of the first sentence and clause (i) of the second sentence of this
Section 4.10 shall not apply to any Bank which fails to comply with the provisions of Section 15.8 hereof.

        (b) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies, EXCLUDING, in the case of a Bank, taxes imposed on it by the jurisdiction under the laws of which such Bank is organized or any political subdivision thereof and, in the case of a Bank, taxes imposed on its net income and franchise taxes imposed on it except in a jurisdiction in which such Bank is not doing any business except making Loans to the Company hereunder, which arise from any payment made by it hereunder or from the execution, delivery or registration of, or otherwise with respect to this Agreement (hereinafter referred to as "Other Taxes").

        (c) The Company will indemnify each Bank on demand for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable by the Company under this Section 4.10) paid by such Bank or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. Such Bank shall promptly notify the Company of Taxes or Other Taxes or the filing of a tax return which creates liability for Taxes or Other Taxes for which the Company has an obligation of indemnification hereunder.

        (d) Within 30 days after the date of any payment of Taxes by the Company, the Company will furnish to each Bank, at its respective address referred to in Section 21, the original or a certified copy of a receipt evidencing payment thereof.

        (e) Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section 4.10 shall survive the payment in full of principal and interest hereunder.

        Section 4.11. ADDITIONAL AMOUNTS PAYABLE ON ACCOUNT OF CREDIT FACILITIES. If any Bank shall have determined that any present or future applicable law, rule, regulation, guideline, directive or request (whether or not having force of law) regarding capital requirements for banks or bank holding companies, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any of the foregoing, imposes or increases a requirement by such Bank to allocate capital resources to such Bank's commitment to make, or to such Bank's maintenance of, loans hereunder, which has or would have the effect of reducing the return on such Bank's capital to a level below that which such Bank could have achieved (taking into consideration such Bank's then existing policies with respect to capital adequacy and assuming full utilization of such Bank's capital) but for such applicability, change, interpretation, administration or compliance, by any amount deemed by such Bank to be material, such Bank shall promptly after its determination of such occurrence give notice to the Company of (i) the occurrence thereof and (ii) the additional amount payable hereunder by the Company which in such Bank's reasonable determination will compensate such Bank for such reduction and, subject to the further terms of this paragraph, such amount shall be due and payable by the Company to such Bank at the time of such notice. If at the time of notice to the Company that amounts are due under this Section 4.11 the Company and such Bank disagree as to the amounts payable, then the Company and such Bank shall thereafter attempt to negotiate in good faith an adjustment to the compensation payable hereunder which will adequately compensate such Bank for such reduction. If the Company and such Bank are unable to agree to such adjustment, then, unless the Total Commitment shall have been terminated and any Loans on which adjustments are to be made under this Section 4.11 have been prepaid in full, commencing on the thirty-first day following such notice (but not earlier than the effective date of any such applicability, change, interpretation, administration or compliance), the fees payable hereunder shall increase by an amount which will, in such Bank's reasonable determination, compensate such Bank for such reduction, such Bank's determination of such amount to be conclusive and binding on the Company, absent manifest error. In determining such amount, such Bank may use any reasonable methods of averaging, allocating or attributing such reduction among its customers.

        Section 4.12. ADDITIONAL COSTS AND EXPENSES; RESERVE REQUIREMENTS. (a) Anything herein to the contrary notwithstanding, if any present or future applicable law (which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank by any central bank or other fiscal, monetary or other authority, whether or not having the force of law) shall:



        (i) impose or increase or render applicable any special deposit or reserve or similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Company hereunder) against assets held by, or deposits in or for the account of, or loans by an office of such Bank with respect to such Bank's commitment to make Loans bearing interest based on the Eurodollar Rate or such Bank's Loans bearing interest based on the Eurodollar Rate; or


        (ii) impose on such Bank any other condition or requirement (not already provided for in the calculation of any amounts payable by the Company hereunder) with respect to such Bank's commitment to make Loans bearing interest based on the Eurodollar Rate or such Bank's Loans bearing interest based on the Eurodollar Rate or any class of loans of which any of the Loans bearing interest based on the Eurodollar Rate forms a part, and the result of any of the foregoing is:


        (A) to increase the cost to such Bank attributable to the making, funding or maintaining of Loans bearing interest based on the Eurodollar Rate; or


        (B) to reduce the amount of principal, interest or other amount payable to such Bank hereunder; or


        (C) to require such Bank to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank from the Company hereunder;

then, and in each such case, the Company will, upon demand made by such Bank at any time and from time to time as often as the occasion therefor may arise, pay to such Bank such additional amounts as will be sufficient, in the good faith opinion of such Bank, to compensate such Bank for such additional costs, reduction, payment or foregone interest or other sum.

        Section 4.13. FAILURE TO MAKE FUNDS AVAILABLE. (a) The failure or refusal of any of the Banks to make available to the Agent that portion of a Revolving Credit Loan to be made by such Bank shall not relieve any other Bank from its obligations hereunder to fund such Revolving Credit Loan in the amount of its Commitment Percentage of the Revolving Credit Loan requested, but no Bank shall be responsible for the failure of any other Bank to make the Revolving Credit Loan to be made by such other Bank.

8
                                      -25-



        (b) The Agent may (unless notified to the contrary by a Bank prior to a Borrowing Date) assume that each Bank has made available to the Agent on such Borrowing Date such Bank's applicable portion of the Revolving Credit Loans to be made on such Borrowing Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is made available to the Agent on a date after such Borrowing Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for Federal funds acquired by the Agent during each day included in such period, TIMES (ii) the amount equal to such Bank's applicable portion of such borrowing, TIMES (iii) a fraction, the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Bank's applicable portion of such borrowing shall become immediately available to the Agent, and the denominator of which is 360. A statement of the Agent submitted to any Bank with respect to any amounts owing under this paragraph shall be PRIMA FACIE evidence of the amount due and owing.

        (c) The Commitments and the other obligations of the Banks under this Agreement are several and are not joint or joint and several.

        Section 4.14. PREPAYMENT OF EURODOLLAR LOANS. When any prepayment of any Loan is made under this Agreement, the Company may specify that such prepayment shall be applied to Eurodollar Loans or Base Rate Loans. Upon any prepayments by the Company pursuant to this Section 4.14 of any Eurodollar Loans on any date other than the last day of the Interest Period relating thereto (whether such prepayment is optional or mandatory or as a consequence of acceleration pursuant to Section 11 or otherwise), the Company shall, upon demand made by any Bank at any time, pay to such Bank the additional amounts, if any, determined in accordance with the provisions of Section 4.6, which shall be in addition to all other amounts payable under this Agreement as a result of such prepayment.

        Section 4.15. INTEREST LIMITATION. Notwithstanding any other term of this Agreement or the Notes or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any Person liable hereunder or under the Notes by any Bank, shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest (the "Maximum Rate") which could lawfully be charged or collected under applicable law (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. Section 85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor the Maximum Rate, and any term of this Agreement or the Notes or any other document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph. If, in any month, the effective interest rate on any amounts owing pursuant to this Agreement, the Notes or any of the other documents referred to herein or therein, absent the Maximum Rate limitation contained herein, would have exceeded the Maximum Rate, and if in the future months, such effective interest rate would otherwise be less than the Maximum Rate, then the effective interest rate for such month shall be increased to the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Company's Obligations pursuant to this Agreement or the Notes, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would have been paid or accrued had the interest not been limited hereby to the Maximum Rate, then the Company shall, to the extent permitted by such applicable federal, state or other law, pay to the Banks hereunder or under the Notes an amount equal to the excess, if any, of (i) the lesser of (A) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect with respect to the Obligations hereunder or under the Notes and
(B) the amount of interest which would have accrued had the effective interest rate applicable not been limited hereunder by the Maximum Rate over (ii) the amount of interest actually paid or accrued under this Agreement.

        Section 4.16. EXTENSION PERIODS. Upon (a) the written request of the Company to the Agent and (b) the written consent of all the Banks (such consent to be given at the sole discretion of each Bank), the Commitment of each Bank may be extended for successive two-year periods. Promptly after the Agent's receipt of any such request, the Agent shall notify the Banks of the submission thereof by the Company.

        Section 5.  FEES; REDUCTION OF TOTAL COMMITMENT.

        Section 5.1. REDUCTION AND TERMINATION OF COMMITMENT BY THE COMPANY.
The Company may, at any time and from time to time, permanently reduce ratably in part (in multiples of $5,000,000) or terminate in whole the unused portion of the Total Commitment (as in effect at such time) on not less than three Business Days' notice in writing or telegraphic or telephonic notice to the Agent, confirmed in the manner provided in Section 21 in writing to the Agent. At the time of reduction or termination of the Total Commitment, as the case may be, the Company shall pay to the Agent, for the account of the Banks in proportion to the then outstanding principal amount of each Bank's Loans, the amount, if any, by which the aggregate unpaid principal amount of Revolving Credit Loans exceeds the then reduced or terminated Total Commitment. Subject to the terms of Section 4.6, any such termination or reduction may be effected by the Company without penalty. No termination or reduction of the Commitment by the Company shall be subject to reinstatement.

        Section 5.2. NON-USE FEE. (a) The Company agrees to pay to the Agent, for the account of the Banks in accordance with their respective Commitment Percentages, a non-use fee (the "Non-Use Fee") during the period from the Effective Date until the Term Conversion Date at the rates per annum set forth on SCHEDULE 1.1 attached hereto corresponding to the rating (or lack thereof) of the Company's long-term senior unsecured debt by Moody's and S&P (the "Non-Use Fee Rate") on the daily average amount during each calendar quarter or portion thereof by which the Total Commitment exceeded the sum of the aggregate principal balance of Revolving Credit Loans outstanding. Any change in the Non-Use Fee payable hereunder resulting from a change in the rating of the Company's long-term senior unsecured debt shall become effective as of the earlier of (i) the second Business Day after the Agent receives notice of such change pursuant to Section 9.13 hereunder or (ii) the seventh Business Day after the effective date of such change. In the event that the provisions of this
Section 5.2(a) result in excess amounts of the Non-Use Fee being paid or additional amounts of the Non-Use Fee being owed hereunder, any such excess amounts will be credited against the Non-Use Fee payable on the next date on which the Non-Use Fee would otherwise be payable hereunder or, at the Borrower's option, will be refunded to the Borrower, and any additional amounts of the Non-Use Fee owed will be payable on the next date on which the Non-Use Fee would otherwise be payable hereunder. The Agent will promptly notify the Banks of each change in the Non-Use Fee Rate.

        (b) The Non-Use Fee shall be payable quarterly in arrears on the last day of each March, June, September and December of each year for the immediately preceding calendar quarter or portion thereof then ended, commencing on June 30, 1994, and on the Term Conversion Date.

        Section 6.  EFFECTIVE DATE; CONDITIONS TO EFFECTIVENESS.  This
Agreement shall not become effective and the Prior Credit Agreement shall remain in full force and effect, unless and until the date (the "Effective Date") that each of the conditions precedent specified in this Section 6 is satisfied. The execution of this Agreement by all of the parties hereto shall indicate that the conditions precedent specified in this Section 6 have been satisfied.

        Section 6.1. DOCUMENTATION. The Company shall have executed and delivered to the Agent this Agreement and the Revolving Credit Notes. The Agent shall have received the following documents in form and substance satisfactory to the Agent: (i) a certificate of the Clerk or an Assistant Clerk of the Company certifying (A) the votes of the Board of Directors of the Company approving this Agreement and the Notes, (B) the by-laws (or the equivalent thereof) of the Company, and (C) the names and true signatures of the officers of the Company authorized to sign the Loan Documents to which the Company is a party; (ii) the certified Charter documents of the Company and a legal existence certificate with respect to the Company, in each case issued by the Secretary of State of the State of Maine; and (iii) a favorable opinion of Ropes & Gray, special counsel to the Company, in the form of EXHIBIT C-1 attached hereto, a favorable opinion of Pierce, Atwood, Scribner, Allen, Smith & Lancaster, special Maine counsel to the Company, in the form of EXHIBIT C-2 attached hereto, and a favorable opinion of the Vice President and General Counsel of the Company, in the form of EXHIBIT C-3 attached hereto, each of such opinions to be in form and substance satisfactory to the Agent and its counsel; and (iv) all documents evidencing other necessary corporate action and governmental approvals, if any, for the execution, delivery and performance by the Company of the Loan Documents to which it is a party.

        Section 6.2. REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Section 8 shall have been correct in all respects as of the Effective Date.

        Section 6.3. PERFORMANCE; NO DEFAULT. The Company shall have performed and complied with all terms and conditions herein required to be performed or complied with by it prior to or at the Effective Date and, on the Effective Date there shall exist no Default or Event of Default. The Banks shall have received a closing certificate dated the Effective Date, in form and substance satisfactory to the Banks, in which the Company certifies that the conditions precedent set forth in Section Section 6.2 and 6.3 hereof were satisfied at and as of the Effective Date.

        Section 6.4. CORPORATE ACTION. All corporate action required by law which is necessary for the valid execution, delivery and performance by the Company and the Parent of each of the Loan Documents to which such Person is a party and for the consummation by the Company of the transactions contemplated herein and therein shall have been duly and effectively taken.

        Section 6.5. PROCEEDINGS AND DOCUMENTS. All proceedings in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in substance and in form to the Agent and to its special counsel, and the Agent shall have received all information and such counterpart originals or certified or other copies of such documents and such other approvals, opinions or documents as it may reasonably request.

        Section 6.6. OTHER CONSENTS AND APPROVALS. The Agent shall have received waivers or consents from any source reasonably requested by it, in form satisfactory to the Agent and its special counsel, in connection with the transactions contemplated by this Agreement.

        Section 6.7. GUARANTY. The Parent shall have duly executed and delivered the Guaranty to the Agent and the Guaranty shall constitute the legally binding obligation of Parent, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally, and by general principles of equity. The Agent shall have received the following documents in form and substance satisfactory to the Agent: (i) a certificate of the Secretary or an Assistant Secretary of Parent certifying (A) the votes of the Executive Committee of the Board of Directors of

Parent approving the Guaranty, (B) the by-laws (or the equivalent thereof) of the Parent, and (C) the names and true signatures of the officers of Parent authorized to sign the Guaranty; (ii) the certified Charter documents of Parent and legal existence certificate with respect to Parent, in each case issued by the Secretary of State of the State of Delaware; (iii) the certificate of an officer of Parent with respect to the Guaranty; and (iv) all documents evidencing other necessary corporate action and governmental approvals, if any, for the execution, delivery and performance by Parent of the Guaranty.

        Section 6.8. FEE LETTER AGREEMENT. The Company shall have duly executed and delivered the Fee Letter Agreement.

        Section 6.9. OTHER FEES; COMPETITIVE BID ADVANCES. (a) The Agent shall have received from the Company, for the account of the Banks in accordance with their respective Commitment Percentages, (i) the Facility Fee (as defined in the Prior Credit Agreement) payable to the Banks pursuant to Section 6.1 of the Prior Credit Agreement through the date immediately preceding the Effective Date and (ii) the Commitment Fee (as defined in the Prior Credit Agreement) payable to the Banks pursuant to Section 6.4 of the Prior Credit Agreement through the date immediately preceding the Effective Date.

        (b) The Borrower shall have repaid in full all Competitive Bid Advances (as defined in the Prior Credit Agreement) to the applicable Banks and as at the Effective Date no Competitive Bid Advances (as defined in the Prior Credit Agreement) shall be outstanding.

        Section 7. CONDITIONS OF BORROWINGS. The obligation of the Banks to make any Revolving Credit Loan to the Company is subject to the following conditions precedent:

        Section 7.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Section 8 and otherwise made by the Company in connection with the transactions contemplated by this Agreement subsequent to the Effective Date shall have been correct in all material respects as of the date on which made and shall also be correct in all material respects at and as of the date of the Revolving Credit Loan with the same effect as if made at and as of such time, except to the extent that the facts upon which such representations and warranties are based may be changed by the transactions permitted or contemplated hereby and except to the extent that such representations and warranties relate expressly to an earlier date.

        Section 7.2. PERFORMANCE; NO DEFAULT. The Company shall have performed and complied with all terms and conditions herein required to be performed or complied with by it prior to or at the time of the Borrowing of such Revolving Credit Loan and at the time of the Borrowing of such Revolving Credit Loan there shall exist no Default or Event of Default, and no Default or Event of Default shall be created upon consummation of the Borrowing of such Revolving

Credit Loan.

        Section 7.3. NOTICE OF BORROWING. (a) The Agent shall have received a Notice of Borrowing from the Company as required by Section 2.2 hereof.

        (b) Each giving of a Notice of Borrowing by the Company shall be deemed to be a representation and warranty by the Company on the date of such notice or acceptance, as the case may be, that the statements in Section
Section 7.1 and 7.2 hereof are accurate and correct.

        Section 8. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Banks that:

        Section 8.1. CORPORATE EXISTENCE AND GOOD STANDING. The Company and each Subsidiary, (i) are corporations duly organized, validly existing and in good standing under the laws of the respective jurisdictions in which they are incorporated, (ii) have corporate power to own their property and conduct their respective businesses as now conducted and as presently contemplated, and (iii) are duly qualified to do business and in good standing as foreign corporations in each jurisdiction where the conduct of their business or the nature of their assets require such qualification and as to which failure so to be qualified would have a materially adverse effect upon the business or operations of the Company and its Subsidiaries taken as a whole.

        Section 8.2. CORPORATE POWER; CONSENTS; ABSENCE OF CONFLICT WITH OTHER AGREEMENTS. The execution, delivery and performance of this Agreement and the Notes by the Company and the borrowings and transactions contemplated hereby:


        (a) are within the corporate powers of the Company, have been duly authorized by all necessary corporate action, and do not and will not contravene any provision of law applicable to it or any contractual restriction binding on or affecting it;


        (b) do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of such instruments and borrowings which is required by law or the regulation of any such agency or authority except for those which have been duly obtained or made and are in full force and effect, are not in contravention of the terms of the Company's charter documents or by-laws, or any amendment thereof, and are not in contravention of the terms of any Subsidiary's charter or by-laws, or any amendment thereof;


        (c) will not conflict with or result in any breach or contravention of or the creation of any lien (other than liens permitted under Section 10.2) under any indenture, agreement, lease, instrument or undertaking to which the Company or any Subsidiary is a party or by which it is bound and which is material to the Company and its

Subsidiaries taken as a whole; and





        (d) are and will be valid and legally binding obligations of the Company and are and will be enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors' rights.

        Section 8.3. TITLE TO PROPERTIES. The Company and each Subsidiary has good and valid title to all properties, assets and rights of every name and nature now purported to be owned by it which are material to the business of the Company and its Subsidiaries, on a consolidated basis, free from all defects, liens, charges and encumbrances whatsoever other than insubstantial defects in title which do not materially detract from the value or impair the use of the affected properties and liens, charges or encumbrances permitted under Section
10.2. The Company and its Subsidiaries possess all patents, patent applications, patent licenses, copyrights, trademarks, service marks and trade names and rights with respect to the foregoing necessary for the conduct of the businesses of the Company and its Subsidiaries substantially as now conducted without any known conflict with the rights of others except conflicts which are not in the aggregate material to the business of the Company and its Subsidiaries, on a consolidated basis.

        Section 8.4. FINANCIAL STATEMENTS. The Company has furnished to the Banks the following: (a) (i) consolidated balance sheet as at the Balance Sheet Date and related consolidated statements of operations, stockholders' equity and cash flows of Parent and its Subsidiaries for the fiscal year then ended, all certified by Parent's Independent Accountants, (ii) consolidating balance sheet as at the Balance Sheet Date and related consolidating statement of operations of Parent and its Subsidiaries, (iii) consolidated and consolidating balance sheets as at the Balance Sheet Date of the Company and its Subsidiaries, and related statement of operations, and (b) as at December 31, 1993, or for the fiscal period then ended (i) a consolidated balance sheet and related consolidated statements of operations, stockholders' equity and cash flows of Parent and its Subsidiaries, (ii) a consolidating balance sheet and a consolidating related statement of operations of Parent and its Subsidiaries for the portion of the fiscal year then ended and (iii) consolidated and consolidating balance sheets and statement of operations of the Company and its Subsidiaries. The balance sheets, statements of operations, stockholders' equity and cash flows described above (i) have been prepared in conformity with GAAP applied on a consistent basis throughout the periods specified except where such principles are inconsistent with the applicable provisions of regulatory authorities having jurisdiction in the premises (and such exception has been noted to the Banks and explained in reasonable detail in the applicable statements), and (ii) present fairly the financial position of Parent and its Subsidiaries and the Company and its Subsidiaries as at the dates thereof subject, with respect to unaudited statements, to year-end audit adjustments.

        Section 8.5.  [INTENTIONALLY OMITTED.]

        Section 8.6 HOLDING COMPANY AND INVESTMENT COMPANY ACTS. Neither the Company nor any Subsidiary is a "registered holding company" or a "subsidiary company" of a "registered holding company", or any "affiliate" of a "registered holding company" or of a "subsidiary company" of a "registered holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the Company nor any Subsidiary is a "registered investment company" or an "affiliated company" or a "principal underwriter" of a "registered investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

        Section 8.7. LITIGATION. There is no action, suit, investigation or proceeding pending, or to the knowledge of its officers, threatened against the Company or any Subsidiary before any court or administrative agency which, by itself or taken together with other such litigation, involves an amount not covered by insurance material to the Company and its Subsidiaries, on a consolidated basis, nor is any substantial basis for any such litigation known to exist.

        Section 8.8. NO MATERIALLY ADVERSE CONTRACTS. Neither the Company nor any of its Subsidiaries is subject to any indenture, agreement or charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which could have a materially adverse effect on the business, assets or financial condition of the Company and its Subsidiaries, on a consolidated basis. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement which has or is expected to have any materially adverse effect on the business of the Company and its Subsidiaries, on a consolidated basis, except as reflected in adequate reserves.

        Section 8.9. COMPLIANCE WITH OTHER INSTRUMENTS, LAWS. Neither the Company nor any of its Subsidiaries is in violation of any provision of its charter documents or by-laws or any agreement or instrument by which it or any of its properties may be bound or any decree, order, judgment, or, to the knowledge of the Company's officers, any statute, license, rule or regulation, in each case in a manner which could (i) result in the imposition in each case of substantial penalties material to the Company and its Subsidiaries or (ii) materially and adversely affect the financial condition, properties or business of the Company and its Subsidiaries, on a consolidated basis.

        Section 8.10. TAXES. All federal, state and other tax returns of the Company and the Subsidiaries required by law to be filed have been filed, and all federal, state and other taxes, assessments and other governmental charges upon the Company and the Subsidiaries or their properties which are due and payable have been paid. The Company has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods for which such returns have been filed, to the extent such provisions are required by GAAP.

        Section 8.11. NO DEFAULT. No Default or Event of Default exists at the delivery of this Agreement.

        Section 8.12. USE OF PROCEEDS. The proceeds of the Revolving Credit Loans shall be used for general corporate purposes.

        Section 8.13. PENSION PLAN. The funding of any Guaranteed Pension Plan of the Company and its Subsidiaries, or any of them, complies with the minimum funding standards of Section 412 of the Internal Revenue Code of 1986, as amended.

        Section 8.14. SUBSIDIARIES. Schedule 8.14 attached hereto correctly identifies all Subsidiaries. All of the issued and outstanding shares of the capital stock of each Subsidiary are duly issued and outstanding, fully paid and non- assessable and except for directors' qualifying shares and shares issued solely for the purpose of satisfying local requirements concerning the minimum number of shareholders, are owned by the Company or a Subsidiary free and clear of any mortgage, pledge, lien, encumbrance, charge or restriction on transfer.

        Section 8.15.  GUARANTY.  The Guaranty is in full force and effect.

        Section 8.16. DEBT RATING. On the Effective Date the Company's long-term senior unsecured debt is rated Baa2 by Moody's and BBB by S&P.

        Section 9. AFFIRMATIVE COVENANTS. The Company covenants and agrees that, so long as any portion of the Total Commitment remains outstanding or until such date as the Loans and all other Obligations have been paid and satisfied in full, whichever shall later occur, it will and each of its Subsidiaries will:

        Section 9.1. PUNCTUAL PAYMENT. Duly and punctually pay or cause to be paid principal and interest and all other sums due under this Agreement in accordance with the terms hereof.

        Section 9.2. FINANCIAL STATEMENTS.  Furnish to the Banks:





        (a) as soon as practicable and in any event within 90 days after the end of each of the first three quarterly periods of each fiscal year of Parent and the Company, the financial statements set forth in Section 8.4(b) as at the end of each of such quarterly periods or for the respective fiscal periods then ended and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, subject to changes resulting from audit and year- end adjustments, by the principal financial officer of Parent or the Company, as the case may be, who shall also provide a certificate in the form of EXHIBIT D hereto as to the computations evidencing compliance by Parent or the Company, as the case may be, with Section 10.1 and Sections 10.3 through 10.5 (inclusive) and Sections 10.8 through 10.10 (inclusive) of this Agreement (the "Compliance Certificate");


        (b) as soon as practicable and in any event within 120 days after the end of each fiscal year, the financial statements set forth in Section 8.4(a) as at the end of such year and for the fiscal year then ended, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis and, with respect to Parent, such consolidated balance sheet being accompanied by a report and opinion of the Independent Accountant, which report and opinion shall have been prepared in accordance with generally accepted auditing standards, and all such financial statements shall be certified by the principal financial officer of the Company;


        (c) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by Parent, the Company or any Subsidiary to stockholders, and of all regular and periodic reports filed by Parent, the Company or any Subsidiary with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of said Commission; and


        (d) from time to time any such information regarding the financial and other affairs of Parent, the Company, or any Subsidiary as may reasonably be requested by the Banks.

        At the time of each delivery of financial statements pursuant to paragraph (b) of this Section 9.2, the Company shall furnish (A) a statement of Independent Accountant that such accountant has caused the provisions of this Agreement to be reviewed, and that such accountant has no knowledge of the existence of any Default or Event of Default, or if such accountant has such knowledge, specifying the nature and period of existence thereof and reasons therefor, and (B) a Compliance Certificate evidencing compliance with the covenants described therein as at the end of the fiscal year covered by such financial statements.

        Section 9.3. NOTIFICATION OF DEFAULTS AND EVENTS OF DEFAULT. If the Company or any of its Subsidiaries shall at any other time obtain knowledge of the existence of any Default or Event of Default, the Company shall forthwith deliver to the Agent (for transmittal to the Banks) a certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

        Section 9.4. CONDUCT OF BUSINESS. Cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, corporate rights and franchises; effect and maintain its foreign qualifications, licensing, domestication or authorization except as terminated by its Board of Directors in the exercise of its reasonable judgment; use its best efforts to comply with all applicable laws; and shall not become obligated under any contract or binding arrangement which, at the time it was entered into would materially adversely impair the financial condition of the Company and the Subsidiaries, on a consolidated basis.

        Section 9.5. TAXES. Duly pay and discharge, or cause to be paid and discharged, before the same shall become in arrears, all taxes, assessments and other governmental charges imposed upon it and its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid might by law become a lien or charge upon any of its property, except such of those items as are being in good faith appropriately contested by it if in such case the Company shall have set aside on its books reserves deemed by it to be adequate with respect to such tax, assessment, or other charge.

        Section 9.6. MAINTENANCE OF PROPERTIES. Maintain and keep the properties used or deemed by it to be useful in its business in good repair, working order and condition, and make or cause to be made all necessary and proper repairs thereto and replacements thereof.

        Section 9.7. MAINTENANCE OF INSURANCE. Maintain with financially sound and reputable insurers, insurance with respect to properties and business of the Company and its Subsidiaries against such casualties and contingencies and in such types and amounts as shall be in accordance with sound business practices for companies in similar businesses similarly situated.

        Section 9.8. RECORDS AND ACCOUNTS. Keep true records and books of account in which full, true and correct entries will be made in accordance with GAAP and with the requirements of regulatory authorities having jurisdiction in the premises and maintain adequate accounts and reserves for all taxes (including income taxes), all depreciation, depletion, obsolescence and amortization of its properties, all other contingencies, and all other proper reserves.

        Section 9.9. INSPECTION. (a) Permit any officer designated by any Bank, at such Bank's expense, to visit and inspect any of its properties and to examine its books of account and discuss the affairs, finances and accounts of the Company or any Subsidiary with its officers, all at such reasonable times, in a reasonable manner and as often as such Bank may reasonably request.

        (b) All confidential information and documents concerning Parent, the Company, or any Subsidiary supplied by the Company to such Bank pursuant to the terms of this Agreement shall be held in confidence by such Bank and such Bank shall not disclose such information and documents, except the Company hereby authorizes such Bank to disclose any information obtained pursuant to this Agreement (i) to any bank regulatory authority, (ii) to any independent auditor or counsel or participant or potential assignee or potential participant of such Bank provided that such independent auditor or counsel or participant or potential assignee or potential participant enters into a confidentiality agreement with the Company substantially similar to such Bank's agreement in this section, and (iii) to all other appropriate governmental regulatory authorities to the extent required of such Bank by law or subpoena, but only to the extent permitted by applicable laws and regulations, including those applying to classified material. Upon receipt of a notice of any requirement to disclose any information to such governmental authorities, such Bank will promptly notify, unless prohibited by applicable law and regulations, the Company of such notice, and unless otherwise required by law, will not disclose such information until the Company has been afforded an opportunity to contest the requirement of such disclosure.

        Section 9.10. NOTICE OF LITIGATION. Promptly notify the Agent of the commencement of any litigation against the Company or any Subsidiary which might have a material adverse effect on the Company and its Subsidiaries on a consolidated basis.

        Section 9.11. PENSION PLANS. (a) Fund and cause each Subsidiary to fund any Guaranteed Pension Plan, if maintained by the Company or any Subsidiary, as required by the provisions of Section 302 of ERISA and Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), or, if maintained by a third party, in the amounts and at the times required by applicable law. The Company and each Subsidiary will deliver to the Agent, copies of any request for waiver from the funding standards or extension of the amortization periods required by Section Section 303 and 304 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended, promptly following the date on which the request is submitted to the Internal Revenue Service.

        (b) Upon request made by any Bank, send to such Bank copies of all Forms 5500, Forms 5500-R and/or Forms 5500-C relating to a Guaranteed Pension Plan together with all attachments thereto, including any actuarial statement required to be made under Section 103(d) of ERISA, promptly following the date on which any such form is filed with the Internal Revenue Service, except, in the case of any multi-employer plans, the Company will cause such Forms and all such attachments thereto to be sent to such Bank within a reasonable time after receipt thereof by the Company and after such Forms are filed with the Internal Revenue Service.

        (c) The Company or the applicable Subsidiary will furnish to the Agent forthwith upon filing or receipt, as the case may be, a copy of (i) any notice by the Company or any Subsidiary of a Guaranteed Pension Plan termination sent to the Pension Benefit Guaranty Corporation under Section 4041(a) of ERISA, or (ii) the Company report, or demand sent or received by the Company or any Subsidiary under Section Section 4041, 4042, 4043, 4063, 4065, 4066, or 4068 of
ERISA.

        (d) The Company shall cause any Guaranteed Pension Plan maintained by the Company or any Subsidiary to pay all benefits guaranteed by the Pension Benefit Guaranty Corporation when due, except where the obligation to pay such benefits is being contested in good faith by the Company or any of its Subsidiaries.

        Section 9.12. DEPRECIATION SCHEDULE. For purposes of calculation of all of the financial covenants contained in this Agreement, the Company will, and will cause Parent and each of the Company's Subsidiaries to, (a) calculate depreciation on such Person's Transportation Equipment and all other depreciable assets in accordance with the depreciation schedules for such assets set forth in SCHEDULE 1.2 attached hereto, and (b) with respect to depreciable assets acquired from and after the Effective Date, calculate depreciation for such assets in accordance with depreciation schedules similar to those set forth in said SCHEDULE 1.2 for similar assets.

        Section 9.13. DEBT RATING. Notify the Agent, by telephone, telex or cable, in each case confirmed immediately in the manner specified in Section 21, of any change in the rating of the Company's long-term senior unsecured debt by S&P or Moody's within five Business Days of such change.

        Section 10. CERTAIN NEGATIVE COVENANTS. The Company covenants and agrees that, so long as any portion of the Total Commitment remains outstanding or until such date as the Loans and all other Obligations have been paid and satisfied in full, whichever shall later occur, the following covenants will be complied with:

        Section 10.1. CONSOLIDATED CASH FLOW COVERAGE. The Company will not permit the ratio of (a) Consolidated Cash Flow of the Company and its Subsidiaries for the four fiscal quarters ending on the last day of any fiscal quarter to (b) the Consolidated Cash Requirements of the Company and its Subsidiaries for the four fiscal quarters ending on the last day of such fiscal quarter to be less than 1.25:1.

        Section 10.2. LIENS. The Company will not create or permit to exist any mortgage, pledge, deed of trust, financing lease or security interest ("Liens") on any of its property, whether owned at the date hereof or hereafter acquired other than:

        (a) Liens on Transportation Equipment securing Acquired Equipment Indebtedness;

        (b) Liens on Transportation Equipment securing Purchase Money Equipment Indebtedness, but only on the Transportation Equipment in respect to the purchase of which such Purchase Money Equipment Indebtedness shall have been incurred;

        (c)     Liens on real property;

        (d) Liens incurred or deposits made in the ordinary course of business (i) in connection with workman's compensation, unemployment insurance, social security and other like laws, or (ii) to secure the performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety appeal and performance bonds and other similar obligations not incurred in connection with Indebtedness or (iii) in connection with the opening of commercial letters of credit naming the Company as account party;

        (e) Liens on Transportation Equipment securing Lease Obligations; PROVIDED, HOWEVER, that no such Lease Obligations shall arise out of the sale and leaseback of Transportation Equipment unless the sale and leaseback in question is entered into prior to, at the time of or within 180 days of the acquisition of the Transportation Equipment being sold and leased back; and PROVIDED, FURTHER, that the leasing of Transportation Equipment which has been remanufactured so that it is the substantial equivalent of new equipment shall be considered the leasing of new equipment and not of used equipment which was remanufactured and subsequently sold and leased back; and

        (f) Liens to secure Indebtedness and other obligations (excluding Subordinated Indebtedness) which are not referred to as permitted Liens in sub-paragraphs (a), (b), (c), (d) or (e) above; provided, however, that the aggregate principal amount of Indebtedness and other obligations secured thereby at any one time outstanding shall not exceed 3% of the Consolidated Net Worth of the Company;

unless prior to or simultaneously with the inception of any such Lien which is not referred to as a permitted Lien in sub-paragraphs (a), (b), (c), (d), (e) or
(f) above, the Company shall have executed and delivered to a Security Trustee (as hereinafter defined), a security agreement or security agreements and such other documents as the Security Trustee may reasonably request, each in form and substance reasonably satisfactory to the Agent, granting to the Security Trustee a security interest in such property subject to such Lien, such security interest to be for the equal and ratable benefit of the Banks and such other holder or holders of Indebtedness with which the Company has agreed to permit such holders to share in such Lien. Such security agreement or security agreements may provide, at the option of the Company, that the security interest to the Security Trustee thereby shall terminate upon the termination of all other Liens for the benefit of such other holder or holders of Indebtedness.
The Security Trustee shall be such Person as may be selected by the Company, or any holder of Indebtedness to whom the Company has specifically granted the right to select such Security Trustee and who shall be entitled to act without qualification or who, if required, shall qualify to act as such under the Trust Indenture Act of 1939, as amended.

        Notwithstanding any provision contained herein to the contrary, no term of this Agreement shall prevent the Company from incurring any lien on the capital stock of Parent which has been acquired by the Company.

        Section 10.3. MAXIMUM LEVERAGE. (a) The Company will not permit the ratio of (i) Consolidated Liabilities of the Parent and its Subsidiaries to (ii) Consolidated Net Worth of the

Parent and its Subsidiaries to exceed (A) 4.00 to 1 at any time prior to the Term Conversion Date, and (B) 3.50 to 1 at any time on or after the Term Conversion Date.

        (b) The Company will not permit the ratio of (i) Liabilities of the Company to (ii) Net Worth of the Company to exceed (A) 4.00 to 1 at any time prior to the Term Conversion Date and (B) 3.50 to 1 at any time on or after the Term Conversion Date.

        Section 10.4. MAXIMUM EQUIPMENT INDEBTEDNESS. The Company will not permit its Equipment Indebtedness at the end of any fiscal quarter of any fiscal year of the Company to exceed 90% of the sum of (a) the Net Book Value of its Transportation Equipment at the end of such fiscal quarter plus (b) the amount of its cash and cash equivalents at the end of such fiscal quarter. The Company will not permit its Equipment Indebtedness (less Secured Equipment Indebtedness) at the end of any fiscal quarter of any fiscal year of the Company to exceed 90% of the sum of (a) the Net Book Value of its Transportation Equipment (less the Net Book Value of Transportation Equipment which secures or which is subject to leases which secure Secured Equipment Indebtedness) at the end of such fiscal quarter PLUS (b) the amount of its cash and cash equivalents at the end of such fiscal quarter.

        Section 10.5. MAXIMUM SECURED EQUIPMENT INDEBTEDNESS. The Company will not permit its Secured Equipment Indebtedness (including Lease Obligations) to exceed 15% of its Net Worth as determined at the end of any fiscal quarter of any fiscal year of the Company.

        Section 10.6. LIENS ON PARENT. The Parent will not create or suffer to exist any mortgage, pledge, deed of trust or security interest on the capital stock (or any indebtedness convertible into capital stock) of any of its Subsidiaries.

        Section 10.7. INVESTMENTS IN PARENT. The Company shall not acquire any of the capital stock of Parent except for the purpose of the immediate retirement of any such capital stock.

        Section 10.8. NET EARNINGS AVAILABLE FOR INTEREST CHARGES. As at the end of each fiscal quarter in each fiscal year of the Company, the Company will not permit its Net Earnings Available for Interest Charges for the period consisting of any four of the five most recent consecutive fiscal quarters of the Company ending with the fiscal quarter ending on such date to be less than 120% of the sum of (i) Interest Charges PLUS (ii) interest capitalized in accordance with Financial Accounting Standard No. 34 of the Financial Accounting Standards Board as in effect on the Balance Sheet Date (but excluding therefrom any amortization of such capitalized interest during such period), in each case of the Company for the period consisting of the four fiscal quarters ending with the fiscal quarter ending on such date.

        Section 10.9. RESTRICTED PAYMENTS. Neither the Company nor the Parent will, nor will either permit any of its Subsidiaries to, make any Restricted Payment unless immediately after such Restricted Payment the sum of Restricted Payments made by the Parent for the period subsequent to September 30, 1993 would not exceed an amount equal to the sum of (a) $174,000,000 PLUS (b) Contribution of Capital to the Parent subsequent to September 30, 1993, PLUS or MINUS as the case may be, (c) the cumulative Consolidated Net Income of the Parent and its Subsidiaries for the period subsequent to September 30, 1993.

        Section 10.10. MINIMUM ASSET COMPOSITION. The Company will not permit less than 90% of all assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, to be (i) engaged in or related to the business of leasing Transportation Equipment or (ii) cash or cash equivalents.

        Section 11. EVENTS OF DEFAULT; ACCELERATION. If any of the following events EVENTS OF DEFAULT or, if notice or lapse of time or notice and lapse of time is required, then, prior to such notice and/or lapse of time, DEFAULTS) shall occur:


        (a) if the Company shall default in any payment of any principal amount outstanding hereunder when due and payable, whether at maturity or at any date fixed for payment or prepayment or by declaration or otherwise; or


        (b) if the Company shall fail to pay any interest with respect to principal outstanding hereunder or any fee pursuant to the terms of Section 5 or the Fee Letter Agreement within five (5) Business Days after when due and payable, whether at maturity or at any date fixed for payment or prepayment or by declaration or otherwise other than due to a failure of the Agent to charge an account of the Company having a sufficient credit balance; or


        (c) if there shall be a default in the performance of or compliance with any term contained in Section 10; or


        (d) if the Company shall default in the performance of or compliance with any term contained herein other than those referred to above in this
Section 11, and such default shall not have been remedied within 30 Business Days after the occurrence thereof; or


        (e) if any representation or warranty made in writing by or on behalf of the Company herein or in connection with any of the transactions contemplated hereby shall prove to have been false or incorrect in any material respect on the date as of which made; or


        (f) if the Company or any Subsidiary or Parent shall default (as principal or guarantor or other surety) in the payment of any principal or premium, if any, or interest or fees on any other Indebtedness or Subordinated

Indebtedness to any Bank, or any other Indebtedness or Subordinated Indebtedness in respect of borrowed money in an aggregate principal amount of $1,000,000 or more (which default is in payment thereof at its stated maturity or shall result in such Indebtedness or Subordinated Indebtedness becoming or being declared due prior to the scheduled maturity thereof) or if the Company or any Subsidiary shall fail to comply (and such failure to comply has not been cured or waived) with any of the terms of any evidence of such Indebtedness or Subordinated Indebtedness or any mortgage, pledge, assignment, indenture or other agreement relating thereto, and as a consequence of any of the foregoing the holder of such Indebtedness or Subordinated Indebtedness shall have the right to declare all amounts payable with respect thereto to be due and payable by reason of such default prior to the scheduled maturity thereof or demand payment of all amounts payable in respect of any Indebtedness payable on demand; or


        (g) if the Company or any Subsidiary makes an assignment for the benefit of creditors, or petitions or applies for the appointment of a liquidator or receiver of the Company or any Subsidiary or of any substantial part of the assets of the Company or any Subsidiary or commences any proceeding relating to the Company or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect; or




        (h) if any such petition or application is filed or any such proceeding is commenced against the Company or any Subsidiary, and the Company or any Subsidiary indicates its approval thereof, consent thereto or acquiescence therein or any such petition, application or proceeding remains undischarged for 30 days, or an order is entered appointing any such liquidator or receiver, or adjudicating the Company or any Subsidiary bankrupt or insolvent, or approving a petition in any such proceeding; or




        (i) if any order is entered in any proceeding by or against the Company or any Subsidiary decreeing or permitting the dissolution or split-up of the Company or any Subsidiary or the winding-up of its affairs; or


        (j) if there shall be in force, undischarged, unsatisfied and unstayed, for more than 30 days, whether or not consecutive, any final judgment (from which all appeals have been taken and determined or as to which all time for the taking of appeals has lapsed) in excess of $1,000,000 against the Company or any Subsidiary in an aggregate amount; or


        (k) if the Company shall cease being a wholly-owned subsidiary, directly or indirectly, of Parent; or


        (l) if Parent shall default in respect of any of its obligations under the Guaranty or if the Guaranty shall cease to be in full force and effect without the prior written consent of all of the Banks;

then and in any such event (unless all Defaults and Events of Default shall theretofore have been remedied), except for those events set forth in Section 11(g), (h) or (i), the Agent may, and upon the request of the Majority Banks, the Agent shall, by notice to the Company declare the obligation of the Banks to make Revolving Credit Loans and/or Term Loans to the Company to be terminated, whereupon the same shall terminate, and the Agent may, and upon the request of the Majority Banks, shall declare the Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Loans, all such interest and all such amounts shall become and be forthwith due and payable without presentment, demand, protest or notice, all of which are hereby expressly waived by the Company. If an Event of Default specified in Section 11(g), (h) or (i) occurs, the obligations of the Banks to make Revolving Credit Loans and/or the Term Loans to the Company shall terminate and all amounts owing hereunder shall IPSO FACTO become immediately due and payable without any declaration or other act on the part of the Agent or the Banks.

        Section 12.  NOTICE AND WAIVERS OF DEFAULT.

        Section 12.1. NOTICE OF DEFAULT. If any Person shall give any notice or take any other action in respect of a claimed Default (whether or not constituting an Event of Default) under this Agreement or any other note, evidence of indebtedness, indenture or other obligation as to which the Company or any of its Subsidiaries is a party, or obligor, whether as principal or surety, the Company shall forthwith give written notice thereof to the Agent, describing the notice or action and the nature of the claimed Default.

        Section 12.2. WAIVERS OF DEFAULT. Any Default or Event of Default may be waived as provided in Section 25. Any Default or Event of Default so waived shall be deemed to have been cured and to be not continuing; but no such waiver shall extend to or affect any subsequent like default or impair any rights arising therefrom.

        Section 13.  REMEDIES ON DEFAULT.

        Section 13.1. RIGHTS OF BANKS. In case any one or more of the Events of Default specified in Section 11 shall have occurred and be continuing, and whether or not all amounts owing with respect to the Loans have been declared due and payable pursuant to Section 11, each Bank, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement, including to the extent legally available the obtaining of the EX PARTE appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank.

        Section 13.2. SET OFF; SHARING. (a) (i) Regardless of the adequacy of any collateral, to the fullest extent permitted by applicable law, any deposits or other sums credited by or due from any Bank to the Company may be applied to or set off against the payment of the Obligations hereunder and under the Notes and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Company to such Bank hereunder or under the Notes at any time after the occurrence and during the continuance of any Event of Default. Each Bank agrees that it will notify the Agent and each other Bank prior to exercising any of its set-off rights under this Section 13.2 (which notice may be by telephone, telex or facsimile, confirmed in writing).

        (ii) Each Bank agrees with the other Banks (A) if an amount to be set off is to be applied to indebtedness of the Company to a Bank, other than indebtedness evidenced by this Agreement, such amount shall be applied ratably to such other indebtedness and to the indebtedness evidenced by this Agreement, and (B) that if such Bank shall receive from the Company or any other source whatsoever, whether by voluntary payment, exercise of the right of set off, counterclaim, cross-action or enforcement of any claim evidenced by the Notes or this Agreement, or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings or otherwise, and retain and apply to the payment of the amounts owing with respect to the Notes or to any amounts due to such Bank under this Agreement any amount which is in excess of its ratable portion of the payments received by all of the Banks, then such Bank will make such dispositions and arrangements with each other Bank with respect to such excess, either by way of distribution until the amount of such excess has been exhausted, assignment of claims, subrogation or otherwise, as shall result in each such Bank receiving in respect of its Notes and the amounts due such Bank under this Agreement its ratable share of such payments; PROVIDED, HOWEVER, that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

        (b) Except as otherwise expressly provided in this Agreement (i) each payment or prepayment of principal by the Company and each payment of interest by the Company with respect to the Loans shall be allocated PRO RATA among the Banks in accordance with the respective principal amounts of the Loans extended by the Banks and (ii) each cancellation of the Commitments shall be made PRO RATA among the Banks in accordance with their respective Commitments immediately prior to such cancellation. Recoveries by any Bank (whether by direct payment, by exercise of any right of set off, combination of accounts or lien, or otherwise) in respect of the total sum which has become due to it from the Company under this Agreement before that time shall be applied PRO RATA to all Obligations outstanding.

        Section 14. GUARANTY. The Obligations shall continue to be guaranteed by Parent pursuant to the terms of an unlimited unconditional restated limited guaranty substantially in the form of EXHIBIT E hereto, as confirmed pursuant to that certain Confirmation Agreement (the "Confirmation Agreement") dated as of the Effective Date (as so confirmed, the "Guaranty").

        Section 15.  THE AGENT.

        Section 15.1. APPOINTMENT OF AGENT, POWERS AND IMMUNITIES. Each Bank hereby irrevocably appoints and authorizes FNBB as the Agent to act as its agent hereunder and each Bank irrevocably authorizes the Agent to take such action on behalf of each of the Banks and to exercise all such powers as are expressly delegated to the Agent hereunder and all related documents, together with such other powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities or any fiduciary relationship with any Bank except those expressly set forth in this Agreement. Neither the Agent nor any of its affiliates shall be responsible to the Banks for any recitals, statements, representations or warranties made by the Company or any other person whether contained herein or otherwise or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other document referred to or provided for herein or therein or for any failure by the Company or any other person to perform its obligations hereunder or thereunder or in respect of the Notes. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Agent nor any of its directors, officers, employees or agents shall be responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct. The Agent in its separate capacity as a Bank shall have the same rights and powers hereunder as any other Bank.

        Section 15.2. RELIANCE BY AGENT. The Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal advisers, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for in this Agreement or in any other document referred to herein, the Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with the written instructions of the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. The Agent shall be fully justified in failing or refusing to take action under this Agreement or any other document referred to herein on behalf of any Bank unless it shall first receive such advice or undertaking from such Banks as it deems appropriate or it shall first be indemnified to its satisfaction by such Bank against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

        Section 15.3. INDEMNIFICATION. Without limiting the obligations of the Company hereunder or under any other document referred to herein, the Banks agree to indemnify the Agent, ratably in accordance with their respective Commitment Percentages, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or of any such other documents; PROVIDED, THAT no Bank shall be liable for any of the foregoing to the extent they arise from the

Agent's gross negligence or willful misconduct. The Agent shall be fully justified in failing or refusing to take action under this Agreement on behalf of any Bank unless it shall first receive such advice or undertaking from the Banks as it deems appropriate or it shall first be indemnified, with appropriate bond or security, to its satisfaction against any and all liability which may be incurred by it by reason of taking or continuing to take any such action.

        Section 15.4.  REIMBURSEMENT.  (a) Without limiting the provisions of
Section 15.3, the Banks and the Agent hereby agree that the Agent shall not be obliged to make available to any Person any sum which the Agent is expecting to receive for the account of that Person until the Agent has determined that it has received that sum. The Agent may, however, disburse funds prior to determining that the sums which the Agent expects to receive have been finally and unconditionally paid to the Agent, if the Agent wishes to do so. If and to the extent that the Agent does disburse funds and it later becomes apparent that the Agent did not then receive a payment in an amount equal to the sum paid out, then any Person to whom the Agent made the funds available shall, on demand from the Agent, refund to the Agent the sum paid to that Person.

        (b) If, in the reasonable opinion of the Agent, the distribution to the Banks of any amount received by it in such capacity hereunder or under other documents referred to herein might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

        Section 15.5. DOCUMENTS AND NOTICE. The Agent will forward to each Bank, promptly after the receipt thereof, a copy of each notice or other document furnished to the Agent for such Bank hereunder. The Agent will promptly notify the Banks of (a) any notice of an Event of Default which the Agent delivers to the Company or (b) any Default or Event of Default of which such the Agent has actual knowledge.

        Section 15.6. NON-RELIANCE ON AGENT AND OTHER BANKS. Each Bank represents that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Company and decision to enter into this Agreement and the other documents referred to herein and agrees that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement or any other documents referred to herein. The Agent shall not be required to keep informed as to the performance or observance by the Company of this Agreement or any other document referred to or provided for herein or by any other person of any other agreement or to make inquiry of, or to inspect the properties or books of, any person. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning any person which may come into the possession of the Agent or any of its affiliates. Each Bank shall have access to all documents relating to the Agent's performance of its duties hereunder at such Bank's request. Unless any Bank shall promptly object to any action taken by the Agent hereunder (other than actions to which the provisions of Section 25 are applicable and other than actions which constitute gross negligence or willful misconduct by the Agent), such Bank shall conclusively be presumed to have approved the same.

        Section 15.7. RESIGNATION OR REMOVAL OF THE AGENT. The Agent may resign at any time by giving 30 days prior written notice thereof to the Banks and the Company. Upon any such resignation, the Banks shall have the right to appoint a successor Agent, who shall be one of the Banks, or, if not one of the Banks, shall be reasonably acceptable to the Company. If no successor Agent shall have been so appointed by the Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a combined capital and surplus in excess of $300,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

        Section 15.8. WITHHOLDING TAX FORMS. Each Bank represents and warrants, for the benefit of the Company and the Agent, that it is and will remain during the terms of this Agreement either incorporated under the laws of the United States of America or a state thereof (a "U.S. Person") or otherwise entitled to receive interest payments and all other payments due hereunder without withholding or deduction of any income or other taxes with respect to any jurisdiction. Each Bank that is not a U.S. Person shall deliver to the Company and the Agent, on or before the Effective Date, or, in the case of a Bank which becomes a Bank pursuant to an Assignment and Acceptance, on the date on which such Assignment and Acceptance becomes effective, two (2) original United States Internal Revenue Service Forms 1001 or 4224 or any successor to either of such forms, as appropriate, properly completed and claiming complete exemption from withholding and deduction of all United States income taxes.

        Section 16. ASSIGNMENTS; PARTICIPATIONS. (a) Except as provided herein, each Bank may, with the prior written consent of the Company (such consent not to be unreasonably withheld) and of the Agent, assign to one or more banks or other financial institutions all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment Percentage and Commitment hereunder and the Note or Notes held by it); PROVIDED, HOWEVER, that (i) each such assignment shall be of a fixed, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement, (ii) the amount of the assigning Bank's portion of the Total Commitment or the aggregate principal amount of the Term Loan, as the case may be, subject to each such assignment (determined as of the date of the Assignment with respect to such assignment) shall in no event be less than $5,000,000 and shall be in an amount which is an integral multiple of $1,000,000, and (iii) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register, an Assignment and Acceptance, substantially in the form of Exhibit F hereto (the "Assignment"), together with any Note or Notes subject to such assignment and together with payment by the assigning Bank to the Agent, for the account of the Agent an assignment administration fee in the amount of $2,500. Upon such execution, delivery, acceptance and recording, from and after the date of each Assignment, the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment, have the rights and obligations of a Bank hereby.

        (b) The Agent shall maintain a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Banks and the Commitment Percentages of the Banks from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agent and the Banks may treat each person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or the Banks at any reasonable time and from time to time upon reasonable prior notice.

        (c) Promptly upon the Agent's receipt of an Assignment executed by the parties thereto and the assignment administration fee described in Section 16(a), the Agent shall (i) record the information contained therein in the Register, and (ii) give prompt notice thereof to the Company and the Banks.

        (d) The Company, at its own expense, shall immediately execute and deliver to the Agent, for subsequent delivery to the applicable Bank or Banks, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of the applicable assignee in an amount equal to the amount assumed by such assignee pursuant to such Assignment and if the assigning Bank has retained some portion of its obligations hereunder, a new Note or Notes to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. The aggregate principal amount of such new Note or Notes shall be equal to the aggregate principal amount of the surrendered Note or Notes, shall be dated the date of such Assignment and shall otherwise be in substantially the form of the assigned Notes. Notwithstanding the first sentence of this subsection (d), the Company shall not be liable for the payment of any transfer taxes incurred by any party to an assignment as the result of transfer or issuance of any Note in connection therewith.

        (e) Contemporaneously with the delivery of the new Note or Notes to the Agent, as specified in (d) above, the surrendered Note or Notes shall be cancelled and returned to the Company.

        (f) Each Bank may without the consent of the Company or the Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment hereunder, the Term Loan owing to it and the Note or Notes held by it); PROVIDED, HOWEVER, that the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of this Agreement shall be the right to approve waivers, amendments, or modifications which require the consent of all of the Banks as provided in Section 25 hereof.

        Section 17. CONSENT TO JURISDICTION. (a) The Company hereby irrevocably submits to the jurisdiction of any Massachusetts state or federal court sitting in Boston over any action or proceeding arising out of or relating to this Agreement and the Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Massachusetts state or federal court. Service of copies of the summary and complaint and any other process in any action or proceeding may be made to the Company by mailing or delivering a copy of such process to the Company at the Company's address as specified in Section 21 hereof. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        (b) Nothing in this Section 17 shall affect the right of any Bank to serve legal process in any other manner permitted by law or affect the right of any Bank to bring any action of proceeding against the Company or its property in the courts of any other jurisdictions.

        Section 18. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by all the parties hereto and shall be binding upon and inure to the benefit of the Company, the Banks and the Agent and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Banks.

        Section 19. EXPENSES. Whether or not the transactions contemplated hereby are consummated, the Company will pay (a) the cost of (i) preparing this Agreement and related documents, (ii) any stamp taxes (including any interest and penalties in respect thereof), payable on or with respect to the transactions contemplated by this Agreement (the Company hereby agreeing to indemnify the Banks with respect thereto), and (iii) monitoring the Company's performance of and compliance with the terms hereof; (b) the reasonable fees, expenses and disbursements of the Agent's special counsel incurred in connection with the preparation of this Agreement, related documents, and amendments, modifications, approvals, consents or waivers hereto; and (c) all reasonable out-of-pocket expenses (including reasonable attorneys' fees and costs) incurred by the Agent in connection with the enforcement of this Agreement. The covenants of this Section 19 shall survive payment or satisfaction of payment of amounts owing with respect to the Loans.

        Section 20. SURVIVAL OF COVENANTS. All covenants, agreements, representations and warranties made herein and in any certificates or other papers delivered by or on behalf of the Company pursuant hereto are material and shall be deemed to have been relied upon by the Agent and the Banks notwithstanding any investigation heretofore or hereafter made by the Agent or the Banks, and shall survive the making by the Banks of the Loans as herein contemplated and shall continue in full force and effect so long as any Loans or other amounts due under this Agreement remains outstanding and unpaid. All statements contained in any certificate or other paper delivered to the Agent or the Banks at any time by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Company hereunder.

        Section 21. NOTICE. Except as otherwise specified herein, all notices and other communications made or required to be given pursuant to this Agreement shall be in writing and shall be either delivered by hand or mailed by United States of America first-class mail, postage prepaid, or sent by telegraph confirmed by letter, addressed as follows:



        (a) If to the Company, at 60 State Street, Boston, Massachusetts 02109, Attention: Michael J. Soja, Vice President, Finance and Treasurer, or at such other address for notice as the Company shall last have furnished in writing to the Person giving the notice;


        (b)     if to the Agent, at 100 Federal Street, Boston, MA 02110,
Attention: Iain C. A. Whitfield, Managing Director, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and


        (c) if to any Bank, at the address set forth opposite such Bank's signature hereto, or such other address for notice as such Bank shall last have furnished in writing to the Person giving the notice.

        All such notices and communication shall, when mailed, telexed or cabled, be effective when deposited in the mails or delivered to the telex or cable system, respectively, except the notices and communications to the Agent or the Banks pursuant to Section Section 2, 3, 4 and 5 shall not be effective until received by such Person. The Agent or the Banks shall be deemed to have received notices given by telephone upon receipt of such telephone call PROVIDED, that such Person receives a confirming facsimile or telex on the same day such telephone call is received.

        Section 22. GOVERNING LAW. This Agreement shall be deemed to be a sealed contract under the laws of the Commonwealth of Massachusetts and shall for all purposes be construed in accordance with and governed by the laws of the Commonwealth.

        Section 23. MISCELLANEOUS. The rights and remedies herein expressed are cumulative and not exclusive of the other rights which the Banks would otherwise have. Any instruments required by any of the provisions hereof to be in the form annexed hereto as an exhibit shall be substantially in such form with such changes therefrom, if any, as may be approved by the Majority Banks and the Company. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement or any amendment may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one Agreement, executed by each of the parties hereto.

        Section 24. ENTIRE AGREEMENT. This Agreement and any other documents executed in connection herewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except as provided in Section 25.

        Section 25. CONSENTS, AMENDMENTS, WAIVERS. Except as otherwise expressly provided in this Section 25 and except with respect to the Fee Letter Agreement (which may be amended or modified with the approval of the parties thereto), any action to be taken or any consent or approval required or permitted by this Agreement to be given by the Banks may be given, and any term of this Agreement or any other instrument, document or agreement related to this Agreement may be amended and the performance or observance by the Company or any other person of any of the terms thereof and any Default or Event of Default (as defined in any of the above-referenced documents or instruments may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Banks; PROVIDED, HOWEVER, that no such consent or amendment which affects the rights, duties or liabilities of the Agent shall be effective without the written consent of the Agent. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by all of the Banks, do any of the following (a) increase the principal amount of the Loans (or subject the Banks to any additional obligations), (b) reduce the principal of or interest on the Notes or any fees payable hereunder,
(c) extend or postpone any date fixed for any payment in respect of principal of, or interest on, the Loans, or any fees payable hereunder, (d) change the definition of "Majority Banks" or the aggregate Commitment Percentage, or the aggregate amount of Loans, or number of Banks which shall be required for the Banks or any of them to take any action under this Agreement or any other document referred to herein; (e) amend Sections 16, 19, or this Section
25 or (f) change the Commitment Percentage of any Bank, except by assignments pursuant to and in accordance with the terms of Section 16 hereof.

        No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Banks in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Company shall entitle the Company to other or further notice or demand in similar or other circumstances.

        Section 26. AGREEMENT AS TO BROKERS. The Company hereby agrees to indemnify and hold the Banks harmless against and in respect of any claim for brokerage or other commissions relating to this Agreement or the transactions contemplated hereby resulting from the Company's dealings with any broker in connection with this transaction. The Banks agree to indemnify and hold the Company harmless against and in respect of any claim for brokerage or other commissions relating to this Agreement or the transactions contemplated hereby resulting from the Banks' dealings with any broker in connection with this transaction.

        Signed, sealed and delivered, as of the date set forth at the beginning of this Agreement, by the Company, the Agent and the Banks.



XTRA, INC.




       /s/  Christopher P. Joyce
By: ________________________________

Title:  Treasurer





THE FIRST NATIONAL BANK OF BOSTON




        /s/  Iain C.A. Whitfield
By:_________________________________

Title:  Managing Director

Address:                                100 Federal Street

                                                 Boston, MA  02110

Attention:                              Iain C. A. Whitfield, Managing Director





THE BANK OF CALIFORNIA, N. A.




           /s/  Alison Mason
By:_________________________________

Title:  Vice President


Address:                                400 California Street,

                                                16th Floor

                                                San Francisco, California 94104

                                        Attention:        Alison Mason,

                                                Vice President





ABN AMRO BANK, N. V.




         /s/  James E. Davis
By:__________________________________

Title:  Vice President

Address:                                53 State Street

                                                 Boston, Massachusetts

                                                                     02109


Attention:                              James E. Davis,

                                                 Vice President





NATIONAL WESTMINSTER BANK USA

         /s/  Harris Mehos
By:_________________________________

Title:  Vice President

Address:                                175 Water Street

                                                New York, New York 10038




Attention:                              Harris Mehos,

                                                Vice President




THE FIRST NATIONAL BANK OF BOSTON, AS AGENT



        /s/  Iain C.A. Whitfield
By:__________________________________

Title:  Managing Director